Exhibit 10.1

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

EXECUTION VERSION

STRATEGIC ALLIANCE AGREEMENT

BY AND BETWEEN

INFINITY PHARMACEUTICALS, INC.

AND

PURDUE PHARMACEUTICAL PRODUCTS L.P.

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (the “Agreement”) is entered into as of the 19 th day of November 2008 (the “Effective Date”) by and between Infinity Pharmaceuticals, Inc., a Delaware corporation having its principal office at 780 Memorial Drive, Cambridge, Massachusetts 02139 (“Infinity”), and Purdue Pharmaceutical Products L.P., a Delaware limited partnership having its principal office at One Stamford Forum, 201 Tresser Boulevard, Stamford, Connecticut 06901-3431 (“Purdue”).

INTRODUCTION

1. Infinity and Purdue are each engaged in the business of discovering, developing and commercializing pharmaceutical products.

2. Infinity and Purdue are interested in forming an alliance whose goal is to develop and commercialize FAAH Products (as defined herein) in the United States.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Infinity and Purdue agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1 “Affiliate”. Affiliate shall mean any person, firm, trust, partnership, corporation, company or other entity or combination thereof, which directly or indirectly (i) controls a Person, (ii) is controlled by a Person, or (iii) is under common control with a Person. The terms “control” and “controlled” mean (x) ownership of fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, partnership, corporation, company or other entity or combination thereof or (y) the power to direct the management of such person, firm, trust, partnership, corporation, company or other entity or combination thereof. “Affiliate” shall not include, in the case of Purdue, The Purdue Frederick Company Inc., a New York corporation, with respect to the performance of Development activities under this Agreement or in support of the Regulatory Approvals.

Section 1.2 “Business Day”. Business Day shall mean any day, other than a Saturday or a Sunday, on which the banks in New York, New York, USA are open for business.

Section 1.3 “Change in Control”. Change in Control shall mean (a) the occurrence of an event or series of events by which any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), exclusive of the Lenders and their Affiliates, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the United States Securities and Exchange Commission (the “SEC”) under said Securities Exchange Act of 1934, as amended), directly or indirectly, of more than fifty percent (50%) of the outstanding shares of capital stock of Infinity; (b) occupation of more than fifty percent (50%) of the seats (other than vacant seats) on the board of directors of Infinity by persons who were not at least one of the following: (i) directors of Infinity on the Effective Date, (ii) nominated by the board of directors of Infinity or (iii) appointed by directors referred to in the preceding clauses (i) and (ii); or (c) if during the Funded Discovery Period (as defined in the FAAH Ex-U.S. Strategic Alliance Agreement), either (i) Julian Adams, Ph.D. is no longer a full-time executive of Infinity, or (ii) both Steven H. Holtzman and Adelene Q. Perkins are no longer full-time executives of Infinity.

Section 1.4 “Commercialization” or “Commercialize”. Commercialization or Commercialize shall mean any activities directed to obtaining pricing and/or reimbursement approvals, marketing, promoting, distributing, importing, offering to sell, and/or selling a product (including establishing the price for such product), after Regulatory Approval for such product has been obtained.

Section 1.5 “Commercially Reasonable Efforts”. Commercially Reasonable Efforts shall mean the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use “Commercially Reasonable Efforts” under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement. Without limiting the generality of the foregoing, in determining Commercially Reasonable Efforts with respect to the Development and Commercialization of a product or compound, the Parties shall take into account the following: the market potential of such product or compound, safety and efficacy, product profile, competitiveness of the marketplace for the product, the proprietary position of the product, the regulatory structure involved, the availability and level of reimbursement for such treatment by third party payors or health insurance plans, the potential total profitability of the applicable product marketed or to be marketed and other relevant factors affecting the cost, risk and timing of Development and the total potential reward to be obtained if a product is Commercialized.

Section 1.6 “Control” or “Controlled”. Control or Controlled, with respect to any Know-How or Patent Right of a Party, shall mean the possession (whether by ownership, license (other than pursuant to a license granted under this Agreement) or otherwise) by such Party or its Affiliates of the ability to grant to the other Party access to and/or a license under such Know-How or Patent Right without violating the terms of any agreement with any Third Party existing as of the Effective Date or thereafter during the Term.

Section 1.7 “Cover”, “Covering” or “Covered”. Cover, Covering or Covered, with respect to a product, shall mean that, but for a license granted to a Person under a Valid Claim included in the Patent Rights under which such license is granted, the Development, Manufacture, Commercialization and/or other use of such product by such Person as provided hereunder would infringe such Valid Claim.

Section 1.8 “Develop” or “Development”. Develop or Development shall mean non-clinical (including pre-clinical) and clinical drug development activities and related research,

including: (i) chemical lead series generation, (ii) medicinal chemistry, (iii) assay development, (iv) pharmacology studies, (v) absorption, distribution, metabolism, elimination (ADME) studies, (vi) toxicology studies, (vii) statistical analysis and report writing, (viii) test method development and stability testing, (ix) process development, (x) formulation development, (xi) delivery system development, (xii) molecular pathology and biomarker development, (xiii) quality assurance and quality control development, (xiv) compliance related monitoring and activities (including biometry, data management, drug safety, integrated analysis, and health and economic research), (xv) manufacture of drug supply (in both active pharmaceutical ingredient and finished product form) for use in both pre-clinical activities and clinical trials, (xvi) clinical trials for the purpose of obtaining or maintaining Regulatory Approval (including post-marketing and market expansion studies, (xvii) safety related studies and risk management programs, (xviii) support of investigator-initiated clinical trials, (xix) new product planning activities, and (xx) regulatory affairs activities related to all of the foregoing.

Section 1.9 “Executive Officers”. Executive Officers shall mean either Purdue’s Chief Executive Officer or President (or the officer or employee of Purdue then serving in a substantially equivalent capacity) and Infinity’s Chief Executive Officer (or the officer or employee of Infinity then serving in a substantially equivalent capacity).

Section 1.10 “FAAH”. FAAH shall mean Fatty Acid Amide Hydrolase (also known as FAAH-1) or FAAH-2.

Section 1.11 “FAAH Ex-U.S. Strategic Alliance Agreement”. FAAH Ex-U.S. Strategic Alliance Agreement shall mean the Strategic Alliance Agreement between Infinity and MICL dated as of the Effective Date.

Section 1.12 “FAAH Product”. FAAH Product shall mean a product or product candidate arising out of the FAAH Project. For the avoidance of doubt, FAAH Products shall exclude Opt-Out Products and Related Products associated therewith.

Section 1.13 “FAAH Project”. FAAH Project shall mean a project directed to the research and Development of molecules that Interact with FAAH.

Section 1.14 “FDA”. FDA shall mean the United States Food and Drug Administration, or a successor agency thereto.

Section 1.15 “FTE”. FTE shall mean one or more qualified individuals (e.g., having the requisite education and/or skills in the appropriate scientific or technical discipline to fulfill Infinity’s obligations under this Agreement) at Infinity or its Affiliates who spend time and effort performing scientific, technical or scientific management work on a specific project or task pursuant to the Research Plan whose time and effort, in the aggregate, is equivalent to the time and effort of one (1) employee devoted exclusively to the project or task based on [**] person hours per year.

Section 1.16 “FTE Cost”. FTE Cost shall mean the amount obtained by multiplying (a) the number of FTEs by (b) [**] United States dollars (US$[**]), increased or decreased annually by the percentage increase or decrease in the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States

Department of Labor, Bureau of Labor Statistics (or its successor equivalent index) in the United States (“CPI”) as of December 31 of the then most recently ended calendar year over the level of the CPI on December 31, 2008 (i.e., the first such increase or decrease would occur on January 1, 2010).

Section 1.17 “Governmental Authority”. Governmental Authority shall mean any multinational, federal, state, county, local, municipal or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

Section 1.18 “IND”. IND shall mean (a) an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder, that is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, and (b) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.19 “Infinity Know-How”. Infinity Know-How shall mean any Know-How Controlled by Infinity (including Infinity’s rights in Joint Know-How) that is useful to Develop and Commercialize Products.

Section 1.20 “Infinity Patent Rights”. Infinity Patent Rights shall mean Patent Rights Controlled by Infinity Covering Infinity Know-How (including Infinity’s rights in Joint Know-How).

Section 1.21 “Interact”. Interact shall mean to interact directly with a specified Target. In the event a product or product candidate directly interacts with more than one Target, it shall be deemed to Interact with whichever such Target it interacts with most potently. Furthermore, in the case of Bcl-2 or Bcl-xL, such product or product candidate shall be deemed to Interact with Bcl-2 or Bcl-xL if it demonstrates less than one (1) micromolar activity against Bcl-2 or Bcl-xL in a biochemical displacement assay.

Section 1.22 “Joint Know-How”. Joint Know-How shall mean any Know-How that is conceived, reduced to practice or otherwise created jointly by employees or consultants of Infinity or its Affiliates, on the one hand, and employees or consultants of Purdue or its Affiliates, on the other hand.

Section 1.23 “Key Executive”. Key Executive shall mean each of Julian Adams, Ph.D., Steven H. Holtzman and Adelene Q. Perkins.

Section 1.24 “Know-How”. Know-How shall mean any tangible or intangible know-how, expertise, discoveries, inventions, information, data (including preclinical and clinical data generated with respect to FAAH Products in the course of the Research Program) or materials, including ideas, concepts, formulas, methods, procedures, designs, technologies, compositions, plans, applications, preclinical and clinical data, technical data, samples, chemical compounds and biological materials and all derivatives, modifications and improvements thereof and Regulatory Approvals and filings therefor.

Section 1.25 “Laws”. Laws shall mean each provision of any then-current multinational, federal, national, state, county, local, municipal or foreign law, statute, ordinance, order, writ, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as with respect to either Party any binding judgments, decrees, stipulations, injunctions, determinations, awards or agreements issued by or entered into by such Party with any Governmental Authority.

Section 1.26 “Line of Credit Agreement”. Line of Credit Agreement shall mean the Line of Credit Agreement dated as of the Effective Date by and among Purdue Pharma L.P., a Delaware limited partnership, and Purdue (together, the “Lenders”), and Infinity.

Section 1.27 “Manufacture”. Manufacture shall mean all activities related to the manufacturing of any product, including test method development and stability testing, formulation, process development, manufacturing scale-up, manufacturing for use in non-clinical and clinical studies, manufacturing for commercial sale, packaging, release of product, quality assurance/quality control development, quality control testing (including in-process release and stability testing) and release of product or any component or ingredient thereof, and regulatory activities related to all of the foregoing.

Section 1.28 “MICL”. MICL shall mean Mundipharma International Corporation Limited, a Bermuda corporation, or any successor thereof.

Section 1.29 “NDA”. NDA shall mean an application submitted to a Regulatory Authority for marketing approval of a product (other than an ANDA), including (a) a New Drug Application, Product License Application or Biologics License Application filed with the FDA or any successor applications or procedures, and (b) all supplements and amendments that may be filed with respect to the foregoing.

Section 1.30 “Net Sales”. Net Sales, with respect to a particular Royalty Bearing Product in a particular period, shall mean the gross amount invoiced by the Royalty Paying Party, its Affiliates and/or its Sublicensees on sales or other dispositions (excluding sales or dispositions for use in clinical trials or other scientific testing, in either case for which the Royalty Paying Party, its Affiliates and/or Sublicensees receive no revenue) of the Royalty Bearing Product to unrelated Third Parties during such period, less the following deductions (to the extent included in the gross amount invoiced or otherwise directly paid or incurred by the Royalty Paying Party, its Affiliates and/or its Sublicensees):

(a) trade, cash and quantity discounts actually allowed and taken directly with respect to such sales or other dispositions;

(b) tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the delivery, sale or use of the Royalty Bearing Product and included and separately stated in the applicable invoice (excluding national, state or local taxes based on income);

(c) allowances for amounts repaid or credited by reason of rejections, defects, recalls or returns or because of reasonable and customary chargebacks, refunds, coupons, patient co-pay savings cards, rebates (including related administration fees), wholesaler fee for service, reasonable amounts of physician samples, reasonable amounts of free products given to indigent patients, retroactive price reductions or any other items substantially similar in character and substance to the foregoing, with equitable adjustments to be made from time to time for any differences between these allowances and actual amounts;

(d) amounts previously included in Net Sales of Royalty Bearing Products that are written-off by the Royalty Paying Party as uncollectible in accordance with the Royalty Paying Party’s standard practices for writing off uncollectible amounts consistently applied; and

(e) freight, insurance and other transportation charges incurred in shipping a Royalty Bearing Product to Third Parties, included and separately stated in the applicable invoice.

There shall be no double-counting in determining the foregoing deductions.

Such amounts shall be determined from the books and records of the Royalty Paying Party, its Affiliates and/or its Sublicensees, maintained in accordance with applicable accounting principles (such as U.S. generally accepted accounting principles (“U.S. GAAP”)), consistently applied.

Section 1.31 “Opt-Out Product”. Opt-Out Product shall mean each FAAH Product for which Purdue elects to terminate its Program Rights pursuant to Section 2.5, 2.6 or 2.8.

Section 1.32 “Party”. Party shall mean Infinity or Purdue; “Parties” shall mean Infinity and Purdue.

Section 1.33 “Patent Rights”. Patent Rights shall mean United States and non-U.S. patents, patent applications and/or provisional patent applications, utility models and utility model applications, design patents or registered industrial designs and design applications or applications for registration of industrial designs, and all substitutions, divisionals, continuations, continuation-in-part applications, continued prosecution applications, reissues, reexaminations and extensions thereof.

Section 1.34 “Person”. Person shall mean any individual, corporation, partnership, joint venture, limited liability company, trust, business association, organization, Governmental Authority, a division or operating group of any of the foregoing or other entity or organization, including any successors or assigns (by merger or otherwise) of any such entity.

Section 1.35 “Phase I Study”. Phase I Study shall mean a study of a product in human patients or normal volunteers the purposes of which are to (i) determine the metabolism, pharmacokinetic and pharmacologic actions of said product in humans and (ii) the preliminary determination of safety and tolerability of a dosing regime, and for which there are no primary endpoints (as recognized by the FDA or other Regulatory Authorities) in the protocol relating to efficacy, as described in U.S. 21 C.F.R. § 312.21(a).

Section 1.36 “Prior Confidentiality Agreement”. Prior Confidentiality Agreement shall mean the Mutual Confidential Disclosure Agreement, dated August 13, 2008, between Infinity and an Affiliate of Purdue.

Section 1.37 “Program Right”. Program Right shall mean Purdue’s right to Commercialize FAAH Products in the Territory pursuant to this Agreement.

Section 1.38 “Purdue Know-How”. Purdue Know-How shall mean (a) any Know-How that: (i) is conceived, reduced to practice or otherwise created by employees or consultants of Purdue or its Affiliates based on and arising from exposure to Infinity Know-How, (ii) is an analog or a new use of a product or product candidate developed under the Research Program and (iii) is created during the portion of the Term during which Purdue has Program Rights with respect to such product or product candidate, and (b) Purdue’s rights in Joint Know-How.

Section 1.39 “Purdue Patent Rights”. Purdue Patent Rights shall mean Patent Rights Controlled by Purdue Covering Purdue Know-How (including Purdue’s rights in Joint Know-How).

Section 1.40 “Regulatory Approval”. Regulatory Approval shall mean, with respect to a product, the approval of the applicable Regulatory Authority necessary for the marketing and sale of such product for a particular indication in the Territory, excluding separate pricing and/or reimbursement approvals that may be required and ANDAs. Regulatory Approval shall also include any “orphan drug” or similar designation.

Section 1.41 “Regulatory Authority”. Regulatory Authority shall mean a federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing or sale of a pharmaceutical product in a country or territory, including the FDA.

Section 1.42 “Regulatory Exclusivity”. Regulatory Exclusivity shall mean the ability to exclude Third Parties from Manufacturing or Commercializing a product that could compete with a Royalty Bearing Product in the Territory, either through data exclusivity rights, orphan drug designation, or such other rights conferred by a Regulatory Authority in the Territory other than through Patent Rights.

Section 1.43 “Related Product”. Related Product shall mean any product or product candidate that Interacts with FAAH.

Section 1.44 “Relationship Manager”. Relationship Manager shall mean the individual appointed by each Party in Section 2.3(b) to whom all of the non-appointing Party’s communications to the appointing Party regarding the conduct of the Research Program may be addressed.

Section 1.45 “Research and Development Expenses”. Research and Development Expenses shall mean the internal and external costs incurred by Infinity and/or its Affiliates in the conduct of the Research Program; such costs shall include: (a) the FTE Costs of Infinity and its Affiliates, (b) all costs accrued by Infinity or its Affiliates in connection with work performed by Third Parties (except to the extent that such costs have been included in FTE Costs), (c) license fees, milestone payments and other amounts due to Third Parties related to the Research Program, allocated pro rata among FAAH Products, on the one hand, and products and product candidates outside the Research Program, on the other hand, and (d) costs related to the Infinity Patent Rights and Joint Patent Rights licensed to Purdue hereunder.

Section 1.46 “Research and Development Funding”. Research and Development Funding shall mean the funding to be provided by Purdue to Infinity in accordance with Section 5.1 prior to the FAAH Transition Date.

Section 1.47 “Research Plan”. Research Plan shall mean a rolling three (3) year plan and associated budget for activities to be conducted by Infinity under the Research Program and projected Research and Development Expenses.

Section 1.48 “Research Program”. Research Program shall mean a program to Develop FAAH Products during the Research Program Term.

Section 1.49 “Research Program Term”. Research Program Term shall mean the period beginning on the Effective Date and ending on the FAAH Transition Date.

Section 1.50 “Royalty Bearing Product”. Royalty Bearing Product shall mean FAAH Products and Opt-Out Products, as applicable.

Section 1.51 “Royalty Paying Party”. Royalty Paying Party shall mean the Party required to pay royalties to the other Party with respect to a Royalty Bearing Product pursuant to Section 5.2 or 5.3.

Section 1.52 “Royalty Receiving Party”. Royalty Receiving Party shall mean the Party that is entitled to receive royalties from the other Party with respect to a Royalty Bearing Product pursuant to Section 5.2 or 5.3.

Section 1.53 “Royalty Term”. Royalty Term, with respect to each Royalty Bearing Product in the Territory, shall mean the period of time commencing on the first commercial sale of such Royalty Bearing Product in the Territory and ending on the last to occur of (a) the date on which all Infinity Patent Rights and Purdue Patent Rights containing a Valid Claim Covering the Manufacture, Commercialization or other use of such Royalty Bearing Product in the Territory have expired, (b) the date on which all Infinity Patent Rights and Purdue Patent Rights containing a Valid Claim Covering the Manufacture in the country of actual Manufacture of such Royalty Bearing Product have expired, and (c) the expiration of any Regulatory Exclusivity with respect to such Royalty Bearing Product in the Territory.

Section 1.54 “Securities Purchase Agreement”. Securities Purchase Agreement shall mean the Securities Purchase Agreement entered into as of the Effective Date by and between Infinity and each of the purchasers named therein.

Section 1.55 “Service Providers”. Service Providers shall mean (a) with respect to either Party, contract sales organizations, contract employees, consultants and similar Persons who conduct activities on behalf of such Party, and (b) with respect to Infinity, the Persons in clause (a), plus academic or non-profit research institutions, hospitals, contract research organizations, contract manufacturing organizations and similar Persons who conduct activities on behalf of Infinity.

Section 1.56 “Sublicensee”. Sublicensee shall mean, with respect to a Party, a Third Party to whom such Party grants a license or sublicense under the Infinity Know-How, Infinity Patent Rights, Purdue Know-How or Purdue Patent Rights in accordance with the terms of this Agreement.

Section 1.57 “Target”. Target shall mean a protein or its corresponding DNA or RNA sequence.

Section 1.58 “Territory”. Territory shall mean the United States of America, its territories and possessions.

Section 1.59 “Third Party”. Third Party shall mean any Person other than Infinity or Purdue and their respective Affiliates.

Section 1.60 “Valid Claim”. Valid Claim shall mean a claim of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Section 1.61 Additional Definitions. Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section
“1974 Convention”	11.1
“Agreement”	Preamble
“Annual Product Opt-Out Date”	2.6(b)
“Breaching Party”	10.2(a)(i)
“Confidential Information”	6.1(a)
“CPI”	1.16
“Disclosing Party”	6.1(a)
“Early Program Opt-Out Date”	2.5(b)
“Effective Date”	Preamble
“FAAH Transition Date”	2.8(a)
“Force Majeure Event”	11.7
“Indemnified Party”	9.1(c)
“Indemnifying Party”	9.1(c)
“Infinity”	Preamble
“Infinity Indemnified Parties”	9.1(a)
“Invalidity Claim”	7.5
“Joint Patent Rights”	7.1(a)
“Lenders”	1.26
“Licensed IP Infringement”	7.3(a)
“Losses”	9.1(a)
“Paragraph IV Notice”	7.3(a)
“Product Trademarks”	3.3(a)
“Purdue”	Preamble

Definition	Section
“Purdue Indemnified Parties”	9.1(b)
“Quarterly Research Fee”	5.1(a)
“Recipient”	6.1(a)
“Retained Purdue Product”	10.3(c)(i)
“SEC”	1.3
“Term”	10.1
“Third Party Infringement Claim”	7.4
“U.S. Bankruptcy Code”	4.9
“U.S. GAAP”	1.30

ARTICLE II

RESEARCH PROGRAM

Section 2.1 Research Plan.

(a) Generally. The initial Research Plan is attached hereto as Schedule A. The Research Plan shall be updated by Infinity on at least an annual basis no later than October 1st of each year preceding the year for which the update is being made. With respect to the FAAH Project, the Research Plan under the FAAH Ex-U.S. Strategic Alliance Agreement shall be the same as the Research Plan under this Agreement and shall be provided to MICL and Purdue concurrently.

(b) Research Plan Budget. The Research Plan shall include a budget for Research and Development Expenses for each of the first three (3) calendar years of the Research Plan; provided, however, that the first calendar year in the first Research Plan shall be deemed to start on the Effective Date and continue through December 31, 2009. As of the Effective Date, the budgets for calendar years 2009, 2010 and 2011 shall be Four Million Five Hundred Thousand United States Dollars (US$4,500,000), forty percent (40%) of the amount set forth in the overall budget for the FAAH Product in the Research Plan submitted to Purdue pursuant to Section 2.1(a) on or before October 1, 2009, and forty percent (40%) of the amount set forth in the overall budget for the FAAH Product in the Research Plan submitted to Purdue pursuant to Section 2.1(a) on or before October 1, 2010. The Research Plan shall be updated annually as set forth in Section 2.1(a); provided, that, without the prior written consent of Purdue and subject to the last two (2) sentences of this Section 2.1(b), the budget set forth for each calendar year of each Research Plan shall be fixed. Unless approved in writing by Purdue, Infinity shall not incur or enter into contracts to incur Research and Development Expenses that exceed the amount of the budget set forth in the Research Plan for such calendar year, except to the extent that Infinity funds any such additional amount itself or such amount is funded by a party other than Infinity pursuant to the FAAH Ex-U.S. Strategic Alliance Agreement. Notwithstanding the foregoing, Infinity may reallocate Research and Development Expenses between and among FAAH Products under the Research Program, in its sole discretion; provided, that the aggregate amount of Research and Development Expenses in any calendar year shall not exceed the budget amount set forth in the Research Plan for such year, except to the extent that Infinity funds any such additional amount itself or such amount is funded by a party other than Infinity pursuant to the FAAH Ex-U.S. Strategic Alliance Agreement, and provided further that Infinity shall not be permitted to reallocate Research and Development Expenses between, among or to any Opt-Out Product or Related Product associated therewith (except that Purdue shall pay, and Infinity may use, Research and Development Funding with respect to any Opt-Out Product as expressly provided in Sections 2.5(c) and 2.6(c), as applicable); provided, however, that Infinity may decrease the funding allocated to such Opt-Out Product or Related Product associated therewith.

(c) [Reserved].

(d) Termination of Research. Prior to terminating the Development of a FAAH Product under the Research Program, Infinity shall notify Purdue of its intent to do so. At Purdue’s request, the Parties shall promptly meet to discuss the termination of Development of such FAAH Product and Infinity shall consider in good faith any proposal submitted by Purdue to assume the conduct of Development of such FAAH Product in the Territory.

Section 2.2 Conduct of Research Program. Infinity shall be responsible for the Development of FAAH Products, except to the extent that Purdue exercises its right to assume responsibility for the Development of FAAH Products in the Territory pursuant to Section 2.8(a), at which point Purdue shall be responsible for the Development, Manufacture and Commercialization of FAAH Products in the Territory. Infinity shall use Commercially Reasonable Efforts to undertake the Research Program in accordance with the Research Plan.

Section 2.3 Quarterly Reports.

(a) Quarterly Reports. Infinity shall provide Purdue with quarterly written reports, within thirty (30) days after the end of each calendar quarter during the Research Program Term, summarizing in reasonable detail (i) Infinity’s and its Affiliates’ activities and progress related to the Research Program during such three (3) month period, including reasonably detailed information concerning the conduct of non-clinical and clinical activities, and (ii) Research and Development Expenses actually incurred by Infinity during such three (3) month period, including reasonably detailed information concerning FTEs utilized during such period and payments to Service Providers. Purdue shall have the opportunity to seek reasonable further explanation or clarification of matters covered in such reports and to provide observations and suggestions to Infinity regarding the subject matter thereof and Infinity shall provide such explanation or clarification and shall consider such observations and suggestions in good faith. Furthermore, if after receiving such a report Purdue wishes to meet with Infinity to discuss such report, Infinity shall meet with Purdue at Infinity’s offices as soon as practicable but no later than thirty (30) days after such meeting is requested by Purdue. In selecting Service Providers to conduct Development activities hereunder, Infinity shall (A) utilize a competitive bidding process consistent with Infinity’s corporate code of conduct, as amended from time to time by Infinity, taking into account factors such as cost, capabilities, quality and efficiency, and (B) negotiate with each potential Service Provider selected through such competitive bidding process, on an arm’s length basis, the terms and conditions pursuant to which such potential Service Provider will provide services to Infinity with respect to the conduct of Development activities under this Agreement.

(b) Relationship Managers. Purdue and Infinity shall each designate an initial Relationship Manager who shall be responsible for the interactions between the Parties related to this Agreement. Infinity’s initial Relationship Manager with respect to this Agreement will be Vito Palombella. Purdue’s initial Relationship Manager with respect to this Agreement will be Evan Vosburgh. Either Party may change its Relationship Manager upon written notice to the other Party at any time. The Relationship Managers shall meet periodically to discuss the progress of the Development and/or Commercialization of FAAH Products under this Agreement.

Section 2.4 [Reserved.]

Section 2.5 Early Program Opt-Out Rights. On or before June 1, 2009, Infinity shall provide Purdue a summary report of relevant data generated under the FAAH Project during the period beginning on the Effective Date and ending on the date of such report, together with a good faith estimate of Research and Development Expenses Infinity expects to incur with respect to the FAAH Project in the fourteen (14) month period following June 1, 2009 (which estimate shall be the same as the estimate provided by Infinity to MICL with respect to the FAAH Project pursuant to the comparable provision of the FAAH Ex-U.S. Strategic Alliance Agreement). On or before July 31, 2009, Purdue may, upon written notice to Infinity, elect to terminate its Program Rights for the FAAH Products. If Purdue elects to terminate its Program Rights for the FAAH Products, then:

(a) Purdue shall have no further Program Rights for such FAAH Products and any Related Products;

(b) Any such FAAH Products shall be considered Opt-Out Products effective as of July 31, 2009 (the “Early Program Opt-Out Date”);

(c) Purdue shall fund forty percent (40%) of all Research and Development Expenses incurred by Infinity for each such Opt-Out Product through July 31, 2010, in material accordance with the fourteen (14) month estimate described above in this Section 2.5;

(d) Infinity shall pay to Purdue a royalty on Net Sales of each such Opt-Out Product at the rates set forth in Sections 5.3(a) and 5.3(b), as applicable; provided, that Infinity may, in its sole discretion, discontinue such Development and/or Commercialization of such Opt-Out Product;

(e) After the Early Program Opt-Out Date, Infinity shall have no obligation to provide a quarterly update on the Development of the relevant Opt-Out Product; and

(f) Except as permitted under the FAAH Ex-U.S. Strategic Alliance Agreement, Purdue shall not, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties, engage in the Development, Manufacture or Commercialization of any product or product candidate that Interacts with FAAH for two (2) years following the Early Program Opt-Out Date.

Section 2.6 Annual Product Opt-Out Rights. On or before October 1 of each year during the Research Program Term, Infinity shall provide Purdue an updated Research Plan as provided in Section 2.1(a), together with a summary report of relevant data generated under the Research Program since the last such report for the FAAH Product if it has not reached the FAAH Transition Date as of the date of such report. On or before November 30 of such year, Purdue may elect to terminate its Program Rights for the FAAH Products. If Purdue elects to terminate its Program Rights for the FAAH Products, then:

(a) Purdue shall have no further Program Rights for the FAAH Products and any Related Product;

(b) Any such FAAH Product shall be considered an Opt-Out Product, effective as of December 31 of such year (the applicable “Annual Product Opt-Out Date”);

(c) Purdue shall fund forty percent (40%) of all Research and Development Expenses budgeted for such FAAH Product during the calendar year following the applicable Annual Product Opt-Out Date in accordance with the relevant Research Plan presented by Infinity to Purdue pursuant to Section 2.1(a) for such calendar year;

(d) Infinity shall pay to Purdue a royalty on Net Sales of such Opt-Out Product at the rates set forth in Sections 5.3(a) and 5.3(b), as applicable;

(e) After the applicable Annual Product Opt-Out Date, Infinity shall have no obligation to provide a quarterly update on the Development of the Opt-Out Product; and

(f) Except as permitted under the FAAH Ex-U.S. Strategic Alliance Agreement, Purdue shall not, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties, engage in the Development, Manufacture or Commercialization of any product or product candidate that Interacts with FAAH for two (2) years following the applicable Annual Product Opt-Out Date.

Section 2.7 [Reserved].

Section 2.8 FAAH Project.

(a) Upon completion of the first Phase I Study to be conducted on a FAAH Product and the analysis of the relevant data with respect thereto, Infinity shall provide Purdue a package of all preclinical and clinical data related to such FAAH Product since the date of the last report submitted to Purdue pursuant to Section 2.5 or 2.6 above. Within sixty (60) days after Purdue’s receipt of such package Purdue shall provide Infinity written notice of whether it wishes to assume responsibility for the future Development, Manufacturing and Commercialization of such FAAH Product in the Territory (the earlier of such sixtieth (60th) day or the date on which Purdue provides such notice, the “FAAH Transition Date”).

(b) Should Purdue elect not to assume such responsibility:

(i) such FAAH Product will be considered an Opt-Out Product;

(ii) Purdue shall have no further Program Rights;

(iii) Infinity may Develop, Manufacture and Commercialize any Opt-Out Product or Related Product in the Territory associated therewith without any further obligation to Purdue other than the payment to Purdue of a royalty on Net Sales of such FAAH Product in the Territory at the rate set forth in Sections 5.3(a) and 5.3(b); and

(iv) Except as permitted under the FAAH Ex-U.S. Strategic Alliance Agreement, Purdue shall not, directly or indirectly, by itself or jointly with or through any of its Affiliates or any Third Parties, engage in the Development, Manufacture or Commercialization of any product or product candidate that Interacts with FAAH for two (2) years following the date of Purdue’s notice that it elected not to assume responsibility for the FAAH Project.

(c) If Purdue elects to assume such Development, Manufacturing and Commercialization responsibility with respect to such FAAH Product in the Territory in accordance with Section 2.8(a), then, within a reasonable period of time after the FAAH Transition Date, (i) Infinity shall make available to Purdue or its designee, in a mutually-agreed upon format, material information (including Know-How) regarding the FAAH Product, (ii) Infinity shall make its relevant scientific and technical personnel reasonably available to Purdue to answer any questions or provide instruction as reasonably requested by Purdue concerning such information, (iii) Infinity shall transfer or assign any INDs related to the FAAH Project in the Territory to Purdue or its designee, (iv) Purdue, itself or through its Affiliates, shall be solely responsible for pharmacovigilance with respect to the FAAH Product, and (v) Purdue, itself or through its Affiliates, shall be solely responsible for Manufacturing the FAAH Product in the Territory; provided, however, that Infinity shall use Commercially Reasonable Efforts to ensure the continuity of supply of any FAAH Product to Purdue for a twelve (12) month period at Purdue’s expense. In the event Purdue assumes responsibility for the Development, Manufacture and Commercialization of FAAH Products in the Territory pursuant to Section 2.8, Purdue shall use Commercially Reasonable Efforts to Develop, Manufacture and Commercialize the FAAH Products, by itself or through an Affiliate or Service Provider.

Section 2.9 FAAH Product Coordination. Upon MICL’s election to terminate its Program Rights for the FAAH Products (as defined in the FAAH Ex-U.S. Strategic Alliance Agreement) pursuant to Sections 2.5, 2.6 or 2.8 of the FAAH Ex-U.S. Strategic Alliance Agreement, Infinity shall have the right, in its sole discretion, by providing written notice to Purdue within thirty (30) days after such election, to terminate Purdue’s Program Rights for the FAAH Product, whereupon Purdue shall be deemed to have elected to terminate its Program Rights for the FAAH Product arising out of the Research Program pursuant to Sections 2.5, 2.6 or 2.8 of this Agreement, with the corresponding effects herein.

ARTICLE III

DEVELOPMENT AND COMMERCIALIZATION OF FAAH PRODUCTS

Section 3.1 Regulatory Matters Related to Products.

(a) Overview. Infinity shall use Commercially Reasonable Efforts to Develop the FAAH Product through the FAAH Transition Date. Thereafter, Purdue shall use Commercially Reasonable Efforts to Develop the FAAH Product.

(b) Regulatory Submissions. Infinity shall oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the FDA with respect to FAAH Products in the Territory up to the FAAH Transition Date. Thereafter, Purdue shall oversee, monitor and coordinate all regulatory actions, communications and filings with, and submissions to, the FDA with respect to FAAH Products in the Territory.

(c) Regulatory Meetings and Correspondence. Up to the FAAH Transition Date the following shall apply: (i) Infinity shall be responsible for interfacing, corresponding and meeting with the FDA with respect to FAAH Products in the Territory; (ii) Purdue shall have the right to have a senior, experienced employee, reasonably acceptable to Infinity, participate as an observer in meetings with the FDA with respect to FAAH Products and shall be provided with advance access to Infinity’s materials prepared for such meetings; (iii) Infinity shall provide Purdue with copies of any material submissions and correspondence with the FDA relating to Development of the FAAH Products, and shall use reasonable efforts to provide Purdue with copies of any other submissions and correspondence with the FDA relating to Development of the FAAH Products; (iv) Purdue shall have the right to review and comment upon any material submissions and correspondence with the FDA related to the FAAH Products and meetings with the FDA; (v) Infinity shall respond within a reasonable time frame to all reasonable inquiries by Purdue with respect to such submissions and correspondence; and (vi) Infinity shall provide Purdue, as soon as practicable, with meeting minutes from any meetings with the FDA concerning the FAAH Products.

(d) Data Ownership. All preclinical and clinical data generated with respect to the FAAH Products in the course of the Research Program shall be owned by Infinity.

Section 3.2 Commercialization.

(a) During the Term, Infinity, itself or through its Affiliates and Sublicensees, shall be solely responsible for Commercializing all Opt-Out Products in the Territory. Infinity shall be responsible for one hundred percent (100%) of the expenses incurred in connection with the Commercialization of such Opt-Out Products in the Territory. Infinity, by itself or through an Affiliate or Service Provider, shall use Commercially Reasonable Efforts to Commercialize Opt-Out Products in the Territory.

(b) During the Term, Purdue, itself or through its Affiliates and Sublicensees, shall be solely responsible for Commercializing all FAAH Products in the applicable Territory. Purdue shall be responsible for one hundred percent (100%) of the expenses incurred in connection with the Commercialization of such FAAH Products in the Territory. Purdue, by itself or through an Affiliate or Service Provider, shall use Commercially Reasonable Efforts to Commercialize FAAH Products in the Territory.

Section 3.3 Product Trademarks; Domain Names.

(a) Subject to obtaining necessary Regulatory Approvals, Purdue shall Commercialize each FAAH Product in the Territory under the product name and related trademarks selected by Purdue or its Affiliates (“Product Trademarks”). All uses of the Product Trademarks to identify and/or in connection with the Commercialization of FAAH Products in the Territory shall be in accordance with Regulatory Approvals and all applicable Laws. The Product Trademarks under which FAAH Products are marketed or sold (other than Purdue’s corporate trademarks or trade names) shall be used by Purdue only pursuant to the terms of this Agreement to identify and in connection with the Commercialization of FAAH Products, and shall not be used by Purdue to identify or in connection with the marketing of any other products. Purdue shall own and retain all rights to, and have the sole right to prepare, file, prosecute and maintain, such Product Trademarks (together with all goodwill associated therewith) in the Territory at its own expense.

(b) Purdue shall own any rights to any Internet domain names incorporating any Product Trademark or any variation or part of any such Product Trademark as its URL address or any part of such address and shall be responsible for one hundred percent (100%) of the costs with respect thereto.

Section 3.4 Information Sharing. On an annual basis no later than October 1 of each year, Purdue shall provide a report to Infinity detailing Purdue’s plans for the Development and Commercialization of FAAH Products in the Territory during the following year.

ARTICLE IV

GRANT OF LICENSES

Section 4.1 License Grant to Purdue.

(a) Subject to the terms and conditions of this Agreement, Infinity, on behalf of itself and its Affiliates, hereby grants to Purdue during the Term an exclusive, sublicenseable (in accordance with and subject to the provisions of Section 4.2) license or sublicense, as applicable, under the Infinity Know-How and Infinity Patent Rights to Commercialize FAAH Products in the Territory.

(b) Subject to the terms and conditions of this Agreement, in the event Purdue assumes responsibility for the Development, Manufacturing and Commercialization of FAAH Products in accordance with Section 2.8, Infinity, on behalf of itself and its Affiliates, hereby grants to Purdue during the Term an exclusive, sublicenseable (in accordance with and subject to the provisions of Section 4.2) license or sublicense, as applicable, under the Infinity Know-How and Infinity Patent Rights to Develop and Manufacture FAAH Products in the Territory.

Section 4.2 Purdue Sublicense Rights.

(a) Purdue shall have the right, on a product-by-product basis, to grant sublicenses under the licenses to Infinity Know-How and Infinity Patent Rights granted to Purdue under Section 4.1 to any of its Affiliates and, subject to Sections 4.2(b) and 4.2(c), to Third Parties.

(b) In the event that Purdue desires to commence negotiations with any Third Party (other than Service Providers) to license and/or sublicense all or a portion of Purdue’s Program Rights with respect to a FAAH Product, Purdue shall promptly notify Infinity of its intent to enter into such a transaction, identifying the specific Program Rights that will be the subject of such transaction. Within thirty (30) days after receipt of such notification, Infinity shall notify Purdue in writing either that (i) Infinity is interested in negotiating an agreement with respect to such Program Rights or (ii) Infinity has no interest and therefore waives its right of first negotiation with respect to such Program Rights. If Infinity notifies Purdue in writing within such thirty (30) day period that Infinity desires to negotiate an agreement with respect to such Program Rights, the Parties shall negotiate in good faith for up to sixty (60) days from the date of such notification, or such longer period as agreed between the Parties, regarding the then-current and planned capabilities of Infinity with respect to such Program Rights and the terms pursuant to which the Parties would enter into a transaction with respect to such Program Rights. Failure by Infinity to give written notice of its interest or lack of interest in negotiating for such agreement within thirty (30) days after receipt of written notice from Purdue as described in the first sentence of this Section 4.2(b) shall be deemed to constitute a waiver by Infinity of its right of first negotiation with respect to such Program Rights. In addition, failure of the Parties to execute a written agreement with respect to such Program Rights within such sixty (60) day negotiation period (or such longer period as agreed between the Parties) shall result in the termination of such right of first negotiation with respect to such Program Rights. If Infinity waives its right of first negotiation with respect to such Program Rights or, following Infinity’s exercise of its right of first negotiation with respect to such Program Rights, the Parties fail to enter into a written agreement with respect thereto during the negotiation period set forth in this Section 4.2(b), then Purdue shall, subject to Section 4.2(c), be free to enter into a transaction for such Program Rights with a Third Party.

(c) Any permitted license or sublicense of Purdue’s Program Rights granted by Purdue to a Third Party (including further sublicenses of such rights) shall be subject to Infinity’s prior written consent, which shall not be unreasonably withheld or delayed. Purdue shall provide Infinity with a copy of any license or sublicense agreement within five (5) Business Days after execution thereof. Each license or sublicense of Purdue’s Program Rights granted by Purdue shall be consistent with the terms and conditions of this Agreement, and Purdue shall guarantee the performance of its Affiliates and Sublicensees with respect to any license or sublicense granted pursuant to this Section 4.2.

Section 4.3 Freedom to Operate. Should Infinity desire, at any time after the Effective Date, to obtain a covenant from Purdue and its Affiliates not to assert against Infinity and its Affiliates, or any of their Service Providers or customers (but not Sublicensees), any Know-How or intellectual property right owned or controlled by Purdue or its Affiliates in connection with the (a) Development or Manufacture of Opt-Out Products anywhere in the world, or (b)

Commercialization in the Territory of Opt-Out Products, Infinity shall notify Purdue thereof and Purdue shall, and shall cause its Affiliates to, consider such request in good faith at Purdue’s commercially reasonable discretion.

Section 4.4 License Grant to Infinity. Subject to the terms and conditions of this Agreement, Purdue, on behalf of itself and its Affiliates, hereby grants to Infinity during the Term an exclusive, sublicenseable (in accordance with and subject to the provisions of Section 4.5) license or sublicense, as applicable, under the Purdue Know-How and Purdue Patent Rights to (a) Develop and Manufacture FAAH Products and Opt-Out Products, anywhere in the world, and (b) to Commercialize Opt-Out Products anywhere in the world.

Section 4.5 License and Sublicense Grants to Third Parties by Infinity. Any permitted license or sublicense of Infinity’s licensed rights under Section 4.4 granted by Infinity to a Third Party (including further sublicenses of such sublicenses) shall be subject to Purdue’s prior written consent, which shall not be unreasonably withheld or delayed. Infinity shall provide Purdue with a copy of any license or sublicense agreement within five (5) Business Days after execution thereof. Each license or sublicense of Infinity’s licensed rights under Section 4.4 granted by Infinity shall be consistent with all the terms and conditions of this Agreement, and Infinity shall guarantee the performance of its Affiliates and Sublicensees with respect to any license or sublicense granted pursuant to this Section 4.5.

Section 4.6 No Other Rights. Any rights of Infinity or its Affiliates in any Know-How or intellectual property rights not expressly granted to Purdue or its Affiliates under the provisions of this Agreement or the FAAH Ex-U.S. Strategic Alliance Agreement shall be retained by Infinity or its Affiliates, and any rights of Purdue or its Affiliates in any Know-How or intellectual property rights not expressly granted to Infinity under the provisions of this Agreement or the FAAH Ex-U.S. Strategic Alliance Agreement shall be retained by Purdue or its Affiliates. All licenses and other rights are or shall be granted only as expressly provided in this Agreement, and no other licenses or other rights are or shall be created or granted hereunder by implication, estoppel or otherwise.

Section 4.7 Licensor Rights. The rights, licenses and sublicenses granted by Infinity to Purdue in this Agreement are subject to the terms and conditions of Infinity’s agreements with its licensors. The rights, licenses and sublicenses granted by Purdue to Infinity in this Agreement are subject to the terms and conditions of Purdue’s agreements with its licensors.

Section 4.8 [Reserved].

Section 4.9 Section 365(n). All rights and licenses granted under or pursuant to any section of this Agreement (including the Infinity Know-How which is preclinical and clinical data generated with respect to FAAH Products in the course of the Research Program) are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, as now or hereafter in effect (the “U.S. Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Each Party agrees that the other Party, to the extent that it is a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against one Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided that such other Party continues to fulfill its obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to the other Party (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by the other Party, unless the Party subject to such bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under subsection (a) above, upon the rejection of this Agreement by or on behalf of the Party subject to such bankruptcy proceeding, upon written request therefor by the other Party. The foregoing is without prejudice to any rights that either Party may have arising under the U.S. Bankruptcy Code or other applicable Law.

Section 4.10 Rights of Reference. Any license granted pursuant to Section 4.1 or 4.4 shall include a right of reference under the applicable INDs to the extent necessary for the licensed Party to exercise such license rights.

Section 4.11 Exclusivity. During the Term, neither Party nor any of its Affiliates shall Develop, Manufacture or Commercialize FAAH Products or Related Products except as set forth in this Agreement or the FAAH Ex-U.S. Strategic Alliance Agreement.

ARTICLE V

FINANCIAL PROVISIONS

Section 5.1 Research Funding. Purdue shall fund one hundred percent (100%) of the Research and Development Expenses incurred by Infinity under the Research Plan. On or prior to the fifth (5th) Business Day after January 1, 2009, Purdue shall pay Infinity a Quarterly Research Fee for the first calendar quarter of the Research Program. Thereafter, on the first day of each calendar quarter during the Research Program Term, Purdue shall pay Infinity a Quarterly Research Fee for the current calendar quarter of the Research Program Term. As used in this Agreement, “Quarterly Research Fee” means one-fourth ( 1/4) of the budget set forth for the relevant calendar year in the applicable Research Plan. To the extent any Research and Development Funding provided by Purdue in any calendar year pursuant to this Section 5.1 exceeds actual Research and Development Expenses incurred by Infinity in such year, such excess amount shall be applied toward any funding obligation that Purdue may have to Infinity with respect to Research and Development Expenses in the following calendar year. At the end of the Research Program Term, Infinity shall deliver a report to Purdue detailing the total Research and Development Expenses incurred by Infinity under the Research Program.

Section 5.2 Purdue Royalty Payments. Purdue shall pay to Infinity royalties on Net Sales of FAAH Products in the Territory as follows:

Calendar Year Net Sales of FAAH Products	Royalty Rate
Less than or equal to US$100,000,000	10%

Greater than US$100,000,000 and less than or equal to US$200,000,000	15%

Greater than US$200,000,000	20%

Once Net Sales of FAAH Products in the Territory during a calendar year reach the second or third threshold specified above, then the royalty rate set forth for such threshold shall apply to all Net Sales of FAAH Products in the Territory in such calendar year.

For example, if, during the first calendar quarter of a year, the Net Sales of a FAAH Product in the Territory is US$100,000,000, then Purdue shall pay a royalty rate of 10% on such Net Sales, resulting in a payment of US$10,000,000. If, during the second calendar quarter of such year, the Net Sales of such FAAH Product in the Territory is US$100,000,000, so that the cumulative Net Sales for such FAAH Product during such year-to-date is US$200,000,000, then the 15% royalty rate shall apply retroactively to all Net Sales during such calendar year, resulting in a payment of US$20,000,000 for such calendar quarter (i.e., US$30,000,000 minus the US$10,000,000 paid for the first calendar quarter).

Section 5.3 Infinity Royalties to Purdue.

(a) Research and Development Funding Recovery. Infinity shall pay to Purdue a royalty of five percent (5%) of Net Sales of Opt-Out Products in the Territory until such time as Purdue has recovered one hundred percent (100%) of all Research and Development Funding paid to Infinity by Purdue for such Opt-Out Products in the Territory.

(b) Post Research and Development Funding Recovery. After Purdue has recovered one hundred percent (100%) of the amounts described in Section 5.3(a), Infinity shall pay to Purdue a one percent (1%) royalty on annual Net Sales of Opt-Out Products.

Section 5.4 Duration of Royalty Payments; Royalty Reduction.

(a) Duration of Royalty Payments. The royalties payable under Sections 5.2 and 5.3 shall be paid on each Royalty Bearing Product until the expiration of the applicable Royalty Term in the Territory. Upon the expiration of the Royalty Term applicable to any Royalty Bearing Product in the Territory, the Royalty-Paying Party’s licenses under Section 4.1 or 4.4, as applicable, with respect to such Royalty Bearing Product in the Territory shall convert to non-exclusive, fully paid-up, non-royalty-bearing licenses.

(b) Regulatory Exclusivity. On a Royalty Bearing Product-by-Royalty Bearing Product basis, if the sole basis for the continuance of a Royalty Term is the existence of Regulatory Exclusivity, the applicable royalty under Section 5.2 and/or Section 5.3 shall be reduced by fifty percent (50%).

(c) Third Party Royalty Obligations. If the Royalty Paying Party (i) reasonably determines in good faith that, in order to avoid infringement of any patent not licensed hereunder, it is reasonably necessary to obtain a license from a Third Party in order to Manufacture (if the Royalty Paying Party has the right to do so) or Commercialize (in the case of either Party) a Royalty Bearing Product in the Territory, and to pay a royalty or other consideration under such license (including in connection with the settlement of a patent infringement claim), or (ii) shall be subject to a final court or other binding order or ruling requiring any payments, including the payment of a royalty to a Third Party patent holder in respect of future sales of any Royalty Bearing Product in the Territory, then the amount of the Royalty Paying Party’s royalty payments under Section 5.2 or 5.3 with respect to Net Sales for such Royalty Bearing Product in the Territory shall be reduced by seventy-five percent (75%) of the amount paid by the Royalty Paying Party to such Third Party that is reasonably and appropriately allocable to such Royalty Bearing Product; provided, however, that in no event will a deduction, or deductions, under this Section 5.4(c) reduce any royalty payment made by the Royalty Paying Party in respect of Net Sales of such Royalty Bearing Product pursuant to Section 5.2 or 5.3 by more than fifty percent (50%).

Section 5.5 Royalties Payable Only Once. The Royalty Paying Party’s obligation to pay royalties under Sections 5.2 or 5.3, as applicable, are imposed only once with respect to the same unit of Royalty Bearing Product, including by reason of such Royalty Bearing Product being Covered by more than one Valid Claim of Infinity Patent Rights or Purdue Patent Rights.

Section 5.6 Royalty Reports and Accounting.

(a) Royalty Reports; Royalty Payments. The Royalty Paying Party shall deliver to the Royalty Receiving Party, within thirty (30) days after the end of each calendar quarter, reasonably detailed written accountings of Net Sales of Royalty Bearing Products that are subject to royalty payments due to the Royalty Receiving Party for such calendar quarter. Such accountings shall be Confidential Information of the Royalty Paying Party unless otherwise excluded by Section 6.1(b). Such quarterly reports shall indicate (i) gross sales and Net Sales (including reasonable detail for deductions from gross sales to Net Sales) Royalty Bearing Product-by-Royalty Bearing Product basis in the Territory, and (ii) the calculation of royalties from such gross sales and Net Sales. When the Royalty Paying Party delivers such accounting to the Royalty Receiving Party, the Royalty Paying Party shall also deliver all royalty payments due under Section 5.2 or 5.3, as applicable, to the Royalty Receiving Party for the calendar quarter.

(b) Audits.

(i) The Royalty Paying Party shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate records of the latest three (3) years relating to gross sales, Net Sales and all underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 5.2 and 5.3. For the sole purpose of verifying amounts payable to the Royalty Receiving Party, the Royalty Receiving Party shall have the right annually, at the Royalty Receiving Party’s expense, to retain an independent certified public accountant selected by the Royalty Receiving Party and reasonably acceptable to the Royalty Paying Party, to review such records in the location(s) where such records are maintained by the Royalty Paying Party, its Affiliates and Sublicensees upon reasonable notice and during regular business hours. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to the Royalty Paying Party prior to conducting such audit. Such representatives shall disclose to each of Purdue and Infinity only their conclusions regarding the accuracy of royalty payments and of records related thereto. The right to audit any royalty report shall extend for three (3) years from the end of the calendar year in which the royalty report was delivered. Each royalty report shall be subject only to one such audit. The Royalty Paying Party shall, within thirty (30) days after the Parties’ receipt of the audit report, pay the Royalty Receiving Party the amount of any underpayment revealed by such audit together with interest calculated in the manner provided in Section 5.8. If the underpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, the Royalty Receiving Party shall be entitled to have the Royalty Paying Party reimburse the Royalty Receiving Party’s reasonable out-of-pocket costs of such review. The Royalty Receiving Party shall, within thirty (30) days after the Parties’ receipt of the audit report, return to the Royalty Paying Party any overpayment revealed by such audit.

(ii) Infinity shall keep complete and accurate records of its Research and Development Expenses reimbursable by Purdue in accordance with Section 5.1. For the sole purpose of verifying the Research and Development Funding paid to Infinity pursuant to Section 5.1, Purdue shall have the right annually (after the completion of any annual comparison of Research and Development Funding to actual Research and Development Expenses), at Purdue’s expense, to retain an independent certified public accountant selected by Purdue and reasonably acceptable to Infinity, to review the quarterly report and backup records in the location(s) where such records are maintained by Infinity or its Affiliates upon reasonable notice and during regular business hours. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Infinity prior to conducting such audit. Such representatives shall disclose to each of Purdue and Infinity only their conclusions regarding the accuracy of actual Research and Development Expenses and of records related thereto. The right to audit any Research and Development Expenses shall extend for three (3) years from the end of the calendar year in which the quarterly report relating to such expenses was delivered to Purdue in accordance with Section 2.3(a). Each quarterly report shall be subject only to one such audit. Infinity shall, within thirty (30) days after the Parties’ receipt of the audit report, pay Purdue the amount of any overpayment revealed by such audit together with interest calculated in the manner provided in Section 5.8 unless such amount is carried forward as described in Section 5.1. If the overpayment is equal to or greater than five percent (5%) of the amount that was otherwise due, Purdue shall be entitled to have Infinity reimburse Purdue’s reasonable out-of-pocket costs of such review. Infinity shall, within thirty (30) days after the Parties’ receipt of the audit report, pay any such overpayment amount to Purdue or notify Purdue that it will set-off any such overpayment against the following year’s Research and Development Expenses reimbursable by Purdue in accordance with Section 5.1. Purdue shall, within thirty (30) days after the Parties’ receipt of the audit report, pay to Infinity any underpayment revealed by such audit.

Section 5.7 Tax Withholding. Any income or other taxes which a paying Party is required by Law to pay or withhold on behalf of a receiving Party with respect to any payments payable to a receiving Party under this Agreement shall be deducted from the amount of such payments due, and paid or withheld, as appropriate, by the paying Party on behalf of the receiving Party. Any such tax required by applicable Law to be paid or withheld shall be an expense of, and borne solely by, the receiving Party. The paying Party shall furnish the receiving Party with reasonable evidence of such payment or amount withheld, in electronic or written form, as soon as practicable after such payment is made or such amount is withheld. The Parties will reasonably cooperate in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

Section 5.8 Late Payments. Without limiting any other rights or remedies available to a Party hereunder, if the paying Party does not pay any amount due on or before the due date, the paying Party shall pay to such Party interest on any such amounts from and after the date such payments are due under this Agreement at a rate per annum equal to the then current “prime rate” in effect published in The Wall Street Journal, Eastern Edition, plus three (3) percentage points or the maximum applicable legal rate, if less, calculated on the total number of days payment is delinquent.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidential Information.

(a) In connection with the performance of their respective obligations under this Agreement, each Party or its Affiliates (the “Disclosing Party”) may disclose certain confidential information to the other Party or its Affiliates (the “Recipient”) (such information, “Confidential Information”). During the Term and for a period of ten (10) years thereafter, the Recipient shall maintain all Confidential Information of the Disclosing Party in strict confidence and shall not use such Confidential Information for any purpose, except that the Recipient may disclose or permit the disclosure of any such Confidential Information to its directors, officers, employees, consultants, advisors and Service Providers who are obligated to maintain the confidential nature of such Confidential Information. In addition, the Recipient may use or disclose Confidential Information of the Disclosing Party (i) in exercising the Recipient’s rights and licenses granted hereunder (including exercising these rights to discuss with Third Parties sublicensing opportunities) or to fulfill its obligations and/or duties hereunder; provided, that such disclosure is made to a Person who is obligated to confidentiality and non-use obligations no less rigorous than those of this Section 6.1 and (ii) subject to Section 6.1(c), in prosecuting or defending litigation, complying with applicable Law and/or submitting information to tax or other Governmental Authorities. Confidential Information includes all Confidential Information (as defined in the Prior Confidentiality Agreement) disclosed pursuant to the Prior Confidentiality Agreement.

(b) The obligations of confidentiality and non-use set forth above shall not apply to the extent that the Recipient can demonstrate that the relevant Confidential Information of the Disclosing Party: (i) was publicly known prior to the time of its disclosure under this

Agreement; (ii) became publicly known after the time of its disclosure under this Agreement other than through acts or omissions of the Recipient, its Affiliates, potential Sublicensees or Sublicensees in violation of this Agreement; (iii) is or was disclosed to the Recipient at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; (iv) is independently developed by the Recipient without access to such Confidential Information as evidenced by written records; or (v) was known by Recipient at the time of receipt from Disclosing Party as documented by Recipient’s records.

(c) In addition, the Recipient may disclose Confidential Information of the Disclosing Party to the extent necessary to comply with applicable Laws or a court or administrative order; provided, that the Recipient provides to the Disclosing Party prior written notice of such disclosure, to the extent reasonably possible, and that the Recipient takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, to the extent possible, to minimize the extent of such disclosure.

(d) Notwithstanding the obligations in Section 6.1(a), a Party may disclose Confidential Information of the other Party, if such disclosure:

(i) is made to Governmental Authorities or other Regulatory Authorities in order to obtain Patent Rights or to gain or maintain approval (A) to conduct clinical trials with respect to products as provided hereunder or (B) to market products as provided hereunder, but such disclosure may be only to the extent reasonably necessary to obtain such Patent Rights or authorizations;

(ii) is made to its Affiliates, Sublicensees, agents, consultants, or other Third Parties (including Service Providers) for the Development, Manufacture or Commercialization of products as provided hereunder or under the FAAH Ex-U.S. Strategic Alliance Agreement, or in connection with an assignment of this Agreement or under the FAAH Ex-U.S. Strategic Alliance Agreement, a licensing transaction related to products under this Agreement or under the FAAH Ex-U.S. Strategic Alliance Agreement or a loan, financing or investment or acquisition, merger, consolidation or similar transaction (or for such Persons to determine their interest in performing such activities), in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by confidentiality and non-use obligations no less rigorous than those contained in this Agreement; or

(iii) consists entirely of Confidential Information previously approved by the Disclosing Party for disclosure by the Recipient.

Section 6.2 Publicity; Attribution; Terms of this Agreement; Non-Use of Names.

(a) Except as required by judicial order or applicable Law or as set forth below, neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. The Party preparing any such public announcement shall provide the other Party with a draft thereof at least three (3) Business Days prior to the date on which such Party would like to make the public announcement. Notwithstanding the foregoing, Infinity may issue a press release, in the form attached as Schedule B, within one (1) Business Day after the Effective Date, in connection with any disclosures required by applicable Law, to announce the execution of this Agreement and describe the material financial and operational terms of this Agreement. Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party.

(b) Notwithstanding the terms of this Article VI, either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party’s legal counsel, to comply with applicable Laws, including the rules and regulations promulgated by the SEC or any other Governmental Authority. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 6.2(b), the Parties will consult with one another on the terms of this Agreement for which confidential treatment will be sought in making any such disclosure. If a Party wishes to disclose this Agreement or any of the terms hereof in accordance with this Section 6.2(b), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such terms as may be reasonably requested by the other Party; provided, that the disclosing Party shall always be entitled to comply with legal requirements, including the requirements of the SEC.

(c) Either Party may also disclose the existence and terms of this Agreement in confidence to its attorneys and advisors, and to potential acquirors (and their respective professional advisors), in connection with a potential merger, acquisition or reorganization and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to existing and potential Sublicensees or to permitted assignees, in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially no less rigorous than the terms contained in this Agreement and to use such information solely for the purpose permitted pursuant to this Section 6.2(c).

(d) For purposes of clarity, either Party may issue a press release or public announcement or make such other disclosure if the contents of such press release, public announcement or disclosure has previously been made public other than through a breach of this Agreement by the issuing Party or its Affiliates.

ARTICLE VII

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

The provisions of this Article VII are subject to the terms of any Third Party agreement applicable to the Infinity Patent Rights or Purdue Patent Rights licensed to, as applicable, Infinity or Purdue thereunder.

Section 7.1 Ownership of Inventions.

(a) Inventions. All Know-How conceived, reduced to practice or otherwise created solely by employees, agents and consultants of a Party or its Affiliates in the course of the Research Program or the other activities under this Agreement shall be owned exclusively by such Party. All Joint Know-How, and all Patent Rights claiming such Joint Know-How (“Joint Patent Rights”) shall be owned jointly by Infinity and Purdue on the basis of an undivided interest without a duty to account to the other Party. Notwithstanding anything to the contrary herein, each Party shall have the right to use such Joint Know-How and Joint Patent Rights, or sell, license or otherwise transfer such Joint Know-How and Joint Patent Rights to its Affiliates or any Third Party, without the consent of the other Party, if such use, sale, license or transfer is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement. For the sake of clarity, neither Infinity nor Purdue may, without the prior written consent of the other Party, sell, license or otherwise transfer its rights in the Territory in any Joint Know-How or Joint Patent Right covering any Royalty Bearing Product in which the other Party retains rights to Develop, Manufacture or Commercialize such Royalty Bearing Product.

(b) Inventorship. The determination of inventorship shall be made in accordance with United States patent laws. In the event of a dispute regarding inventorship, if the Parties are unable to resolve the dispute, the Parties shall jointly engage mutually acceptable independent patent counsel not regularly employed by either Party to resolve such dispute. The decision of such independent patent counsel shall be binding on the Parties with respect to the issue of inventorship, except to the extent otherwise determined by an applicable Governmental Authority.

Section 7.2 Prosecution and Maintenance of Patent Rights. Each Party shall have the sole right to prepare, file, prosecute and maintain all Patent Rights Controlled by such Party and Infinity shall have the sole right to prepare, file, prosecute and maintain all Joint Patent Rights. All such costs associated with the preparation, filing, prosecution and maintenance of Patent Rights licensed hereunder shall be considered Research and Development Expenses. Each Party prosecuting such Patent Rights shall provide to the other Party, sufficiently in advance for such other Party to review and meaningfully comment, copies of all patent applications and other material submissions to be made to any patent authorities pertaining to such Patent Rights, and the prosecuting Party shall give due consideration to such other Party’s comments. The prosecuting Party shall also promptly provide to such other Party copies of all office actions and other material correspondence received from any patent authorities pertaining to such Patent Rights. The prosecuting Party shall also file all such Patent Rights in any countries for which such other Party has relevant Commercialization rights hereunder as requested by such other Party. At any time, the non-prosecuting Party may elect in writing to cease paying patent expenses with respect to any Patent Right of the prosecuting Party in any country of such non-prosecuting Party’s territory, whereupon the rights and licenses granted to such non-prosecuting Party hereunder with respect to such Patent Right of such prosecuting Party in such country shall terminate and shall no longer be deemed an “Infinity Patent Right” or “Purdue Patent Right”, as applicable, for purposes of this Agreement.

Section 7.3 Third Party Infringement.

(a) Notice. Each Party shall promptly report in writing to the other Party during the Term any (i) known or suspected infringement of an Infinity Patent Right or Purdue Patent Right (“Licensed IP Infringement”) Covering an FAAH Product or Opt-Out Product, in the Territory, including any certification regarding any Infinity Patent Right or Purdue Patent Right Covering such a product that such Party receives pursuant to 21 U.S.C. §§355(b)(2)(A)(iv) or 21 U.S.C. §§355(j)(2)(A)(vii)(IV) (a “Paragraph IV Notice”) (which Paragraph IV Notice shall be provided to the other Party within five (5) Business Days after receipt thereof), or (ii) known or suspected unauthorized use or misappropriation of Infinity Know-How or Purdue Know-How, of which such Party becomes aware, and shall provide the other Party with all available evidence supporting such infringement, suspected infringement, unauthorized use or misappropriation or suspected unauthorized use or misappropriation.

(b) Infringement Action.

(i) Infinity Patent Rights.

(A) Infinity shall have the initial right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Infinity Know-How and Infinity Patent Rights, including the Joint Know-How and Joint Patent Rights.

(B) To the extent that any Licensed IP Infringement pertains to Infinity Patent Rights and/or Joint Patent Rights Covering an FAAH Product in the Territory:

(1) Infinity shall give Purdue advance notice of its intent to file or not file any such suit or take or not take any such action and the reasons therefor.

(2) If Infinity does not file such suit or take such action within the shorter of (y) six (6) months after Infinity becomes aware of such Licensed IP Infringement (or twenty (20) Business Days after Infinity receives the relevant Paragraph IV Notice) or (z) such shorter period of time to avoid loss of material enforcement rights or remedies, then, subject to Section 7.5, Purdue shall have the right, but not the obligation, to initiate a suit or take other appropriate action to protect the Infinity Patent Rights against such Licensed IP Infringement.

(3) If Infinity initiates a suit or takes such other action pursuant to this subsection (B), Infinity shall use counsel reasonably acceptable to Purdue. Purdue shall bear all costs and expenses incurred by either Party with respect to any enforcement action pursuant to this subsection (B).

When calculating any royalties due hereunder to Infinity with respect to such product, Purdue may deduct from Net Sales with respect to a calendar quarter all reasonable out-of-pocket litigation expenses incurred by Purdue in the defense of such Licensed IP Infringement during such calendar quarter; provided, however, that (y) in no event will a deduction under this Section 7.3(b)(i)(B) reduce Net Sales by more than fifty percent (50%) with respect such calendar quarter and (z) any deduction that is not usable pursuant to subclause (y) may be carried forward for use in a future period.

(ii) Purdue Patent Rights.

(A) Purdue shall have the initial right, but not the obligation, to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Purdue Know-How and Purdue Patent Rights, excluding the Joint Know-How and Joint Patent Rights.

(B) To the extent that any Licensed IP Infringement pertains to Purdue Patent Rights Covering an Opt-Out Product in the Territory:

(1) Purdue shall give Infinity advance notice of its intent to file or not file any such suit or take or not take any such action and the reasons therefor.

(2) If Purdue does not file such suit or take such action within the shorter of (y) six (6) months after Purdue becomes aware of such Licensed IP Infringement (or twenty (20) Business Days after Purdue receives the relevant Paragraph IV Notice) or (z) such shorter period of time to avoid loss of material enforcement rights or remedies, then, subject to Section 7.5, Infinity shall have the right, but not the obligation, to initiate a suit or take other appropriate action to protect such Purdue Patent Rights against such Licensed IP Infringement.

(3) If Purdue initiates a suit or takes such other action pursuant to this subsection (B), Purdue shall use counsel reasonably acceptable to Infinity. Infinity shall bear all costs and expenses incurred by either Party with respect to any enforcement action pursuant to this subsection (B). When calculating any royalties due hereunder to Purdue with respect to such product, Infinity may deduct from Net Sales with respect to a calendar quarter all reasonable out-of-pocket litigation expenses incurred by Infinity in the defense of such Licensed IP Infringement during such calendar quarter; provided, however, that (y) in no event will a deduction under this Section 7.3(b)(ii)(B) reduce Net Sales by more than fifty percent (50%) with respect to such calendar quarter and (z) any deduction that is not usable pursuant to subclause (y) may be carried forward for use in a future period.

(c) Conduct of Action; Costs. Except as expressly provided in Section 7.3(b), the Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 7.3. If required under applicable Law in order for such Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit at the expense of the Party required to bear the cost of such suit pursuant to this Section 7.3. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such other Party and the Party initiating suit shall, except as provided in Section 7.3(b), reimburse such other Party’s reasonable out-of-pocket expenses incurred in rendering such assistance. Except as expressly provided in Section 7.3(b), the Party initiating suit shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 7.3, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any suit described in Section 7.3(b)(i)(B) or 7.3(b)(ii)(B) by its own counsel at its own expense. The Party initiating suit as provided in Section 7.3(b)(i)(B) or 7.3(b)(ii)(B) shall (i) keep the other Party promptly informed, (ii) from time to time consult with the other Party regarding the status of any such suit or action, (iii) provide the other Party with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action, and (iv) cannot, without such other Party’s consent, settle such suit in any manner which would (A) have an adverse effect on such other Party’s Patent Rights or such other Party’s rights to Develop, Manufacture or Commercialize a Royalty Bearing Product hereunder or (B) be an admission of liability on behalf of such other Party (provided, however, that the Party initiating such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party initiating such suit makes all such payments to such Third Party).

(d) Recoveries. To the extent that any such suit or action pertains to any Royalty-Bearing Product, any recovery obtained as a result of any proceeding described in this Section 7.3 or from any counterclaim or similar claim asserted in a proceeding described in Section 7.4, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, the Party initiating the suit or action shall be reimbursed for all costs in connection with such proceeding paid by such Party;

(ii) second, the other Party shall be reimbursed for all costs in connection with such proceeding paid by the other Party; and

(iii) third, any remainder shall be paid to the Party with the Commercialization rights under this Agreement with respect to such Royalty Bearing Product in the relevant country, and shall be considered Net Sales subject to the payment of the relevant royalty to the other Party pursuant to Section 5.2 or 5.3.

Section 7.4 Claimed Infringement. In the event that a Third Party at any time provides written notice of a claim to, or brings an action, suit or proceeding against, a Party, or any of its Affiliates or Sublicensees, claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of such Third Party’s Know-How, based upon an assertion or claim arising out of the research, Development, Manufacture, Commercialization or other use of a Royalty Bearing Product by such Party (a “Third Party Infringement Claim”), such Party shall promptly notify the other Party of the claim or the commencement of such action, suit or proceeding, enclosing a copy of the claim and/or all papers served. Subject to Section 7.5, the Party or its Affiliate or Sublicensee against which such Third Party Infringement Claim is brought shall have the sole right, but not the obligation, to defend such Third Party Infringement Claim. When calculating any royalties due hereunder to the other Party, the sued Party may deduct from Net Sales with respect to a calendar quarter (a) all reasonable out-of-pocket litigation expenses incurred by such Party, its Affiliate or Sublicensee in the defense of such Third Party Infringement Claim during such calendar quarter, and (b) any amounts paid by the sued Party or its Affiliates in settlement or as damages with respect to such Third Party Infringement Claim with respect to past infringement (and any settlement shall reflect a reasonable allocation of payments for past infringement and royalties on future sales in proportion to the past infringing sales and the anticipated future sales); provided, however, that (1) the sued Party shall not settle a claim for non-monetary consideration unless (A) the sued Party solely bears the cost of such settlement or (B) the Parties agree to the allocation of the fair market value of such consideration against Net Sales, (2) in no event will a deduction under this Section 7.4 reduce Net Sales by more than fifty percent (50%) with respect to such calendar quarter and (3) any deduction that is not usable pursuant to subclause (2) may be carried forward for use in a future period.

Section 7.5 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Infinity Patent Right or Purdue Patent Right Covering a Royalty Bearing Product is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Infinity or Purdue pursuant to Section 7.3, in a declaratory judgment action or in a Third Party Infringement Claim brought against Infinity or Purdue, the Party Controlling such Patent Right (or Infinity with respect to any Joint Patent Right) shall have the first right, but not the obligation, to defend such Invalidity Claim and the other Party shall cooperate with the Party Controlling such Patent Right in preparing and formulating a response to such Invalidity Claim. If Infinity does not defend an Invalidity Claim brought against an Infinity Patent Right in the Territory or Purdue does not defend an Invalidity Claim brought against a Purdue Patent Right in the Territory, the other Party may defend such Invalidity Claim and the coordination provisions of Section 7.3(c) shall apply to such Invalidity Claim, mutatis mutandis as they apply to Licensed IP Infringement suits. Neither Party shall, without the consent of the other Party, settle or compromise any Invalidity Claim in any manner which would (a) have an adverse effect on such other Party’s Patent Rights or such other Party’s rights to Develop, Manufacture or Commercialize a Royalty Bearing Product hereunder or (b) be an admission of liability on behalf of such other Party (provided, however, that the Party initiating such suit may settle such suit without such consent if such settlement involves only the receipt of money from, or the payment of money to, such Third Party and the Party initiating such suit makes all such payments to such Third Party). The Party defending such Invalidity Claim shall bear all expenses with respect thereto and such Party’s counsel shall act as the ministerial liaison with the court, except (i) to the extent such Invalidity Claim is raised as a defense in an infringement action brought by Infinity or Purdue pursuant to Section 7.3, in which case the expense provisions of Section 7.3 shall apply and the counsel to such Party shall act as the ministerial liaison with the court, and (ii) to the extent such Invalidity Claim is raised in a Third Party Infringement Claim brought against Purdue, in which case Purdue shall bear all expenses with respect thereto and shall act as the ministerial liaison with the court.

Section 7.6 Patent Term Extensions. The Party with the right to Commercialize a Royalty Bearing Product Covered by a Patent Right in the Territory hereunder shall have the sole authority to obtain patent term extensions for such Patent Rights; provided, however, that such Party shall reasonably consider any input from the other Party with respect to such Patent Rights in the Territory in which such other Party Controls such Patent Rights.

Section 7.7 Patent Marking. Each Party agrees to comply with all applicable patent marking statutes in the Territory for Royalty Bearing Products Covered by Patent Rights of the other Party that are sold by a Party, its Affiliates and/or Sublicensees.

Section 7.8 Trademark Infringement. In the event that either Party becomes aware of any infringement of any Product Trademark in the Territory (including any domain name) by a Third Party, such Party shall promptly notify the other Party and the Parties shall consult with each other in good faith with respect thereto; provided, however, that Purdue shall have the ultimate determination as to how to proceed with respect to such infringement, including by the institution of infringement proceedings against such Third Party. Infinity will provide reasonable assistance to Purdue, at Purdue’s expense, including by providing access to relevant documents and other evidence and making its employees available. Purdue shall bear one hundred percent (100%) of the costs of any such action.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 8.1 Organization. Infinity represents and warrants to Purdue that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purdue represents and warrants to Infinity that it is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.

Section 8.2 Authority. Infinity and Purdue each represents and warrants to the other Party that it has full corporate right, power and authority to enter into this Agreement and to perform its obligations under this Agreement as of the Effective Date.

Section 8.3 Consents. Infinity and Purdue each represents and warrants to the other Party that all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder.

Section 8.4 No Conflict. Infinity and Purdue each represents and warrants to the other Party that the execution and delivery of this Agreement, the performance of such Party’s obligations in the conduct of the Research Program and the licenses and sublicenses to be granted pursuant to this Agreement (a) do not and will not conflict with or violate any requirement of applicable Law existing as of the Effective Date, (b) do not and will not conflict with or violate the certificate of incorporation, by-laws or other organizational documents of such Party, and (c) do not and will not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.

Section 8.5 Intellectual Property. Infinity hereby represents and warrants the following to Purdue as of the Effective Date; provided, however, that all references in this Section 8.5 that refer to Infinity Patent Rights and Infinity Know-How refer only to Infinity Patent Rights and Infinity Know-How claiming or directed to the Development, Manufacture or Commercialization of an FAAH Product:

(a) The Infinity Patent Rights and Infinity Know-How existing as of the Effective Date are owned by Infinity free from any Liens (other than Permitted Liens) (as each of such terms is defined in the Securities Purchase Agreement). To Infinity’s knowledge, Infinity has taken no action before the United States Patent and Trademark Office, or any counterpart thereof outside the United States, which would render any of the Infinity Patent Rights unenforceable;

(b) Except (i) as set forth on the Disclosure Schedule to the Securities Purchase Agreement, (ii) rights granted to Service Providers and (iii) rights granted pursuant to material transfer and similar agreements entered into in the ordinary course of business, Infinity has not granted any rights with respect to the Infinity Patent Rights, the Infinity Know-How or the FAAH Products to any Person or entity other than Purdue pursuant to this Agreement or MICL pursuant to the FAAH Ex-U.S. Strategic Alliance Agreement;

(c) Infinity has received no written notice of any claims or investigations pending or threatened against Infinity or any of its Affiliates, at law or in equity, or before any Governmental Authority, relating to the matters contemplated under this Agreement that would materially adversely affect Infinity’s ability to perform its obligations hereunder;

(d) To the knowledge of Infinity, Infinity has not received written notice that the exercise of Purdue’s rights granted under this Agreement infringes any Third Party intellectual property rights;

(e) All material renewal and maintenance fees due to Governmental Authorities as of the Effective Date with respect to the prosecution and maintenance of the Infinity Patent Rights within the applicable territory of the world have been paid, except as would not have a material adverse effect on Purdue’s rights hereunder;

(f) Except for agreements relating to software or other research tools entered in the ordinary course of business, neither Infinity, any of Infinity’s Affiliates nor, to Infinity’s knowledge, any other Person, is a party to any agreement with a Third Party that would limit or restrict the use of the Infinity Know-How or Infinity Patent Rights under this Agreement, or require any payments for their use;

(g) Neither Infinity nor any of its Affiliates are a party to any non-competition agreements related to any FAAH Product;

(h) Neither Infinity nor any of its Affiliates has received any written notice of any unauthorized use, infringement, misappropriation, or dilution by any Person, including any current or former employee or consultant of Infinity or its Affiliates, of any FAAH Product or of any of the Infinity Know-How or Infinity Patent Rights, except as would not have a material adverse effect on the business of Infinity and its Affiliates taken as a whole;

(i) To Infinity’s knowledge, none of the Infinity Know-How or Infinity Patent Rights is the subject of any pending or threatened legal or administrative action, and neither Infinity nor any of its Affiliates has received any written notice of any interference, reissue, reexamination, opposition or cancellation proceeding, nor to Infinity’s knowledge has any such action or proceeding been brought or threatened during the past six (6) years, in each case, which has been resolved in a manner that impairs any of Infinity’s rights in and to any such Infinity Know-How or Infinity Patent Rights or to any FAAH Product;

(j) To Infinity’s knowledge, inventorship on each patent and patent application within the Infinity Patent Rights has been properly determined and, except for provisional patent applications, all inventors of said Infinity Patent Rights have properly assigned their full right, title and interest to Infinity or its Affiliates;

(k) Infinity has provided or made available, when requested by Purdue to conduct its due diligence review, copies of all material, non-public and non-privileged information in Infinity’s Control, including copies of all books, records and data, in each case, with respect to the Infinity Know-How, Infinity Patent Rights and FAAH Products;

(l) In accordance with 37 C.F.R. 1.56, 1.97 and 1.98, Infinity has submitted to the U.S. Patent and Trademark Office all information of which it is aware that it reasonably believes to be material to patentability of the subject matter of each Infinity Patent Right;

(m) All applicable official fees, maintenance fees and annuities for the Infinity Patent Rights have been paid through the date hereof, except where the failure to so pay would not materially impair any of Infinity’s rights in and to any such Infinity Know-How or Infinity Patent Rights. To Infinity’s knowledge, all of the Infinity Patent Rights are currently materially in compliance with formal legal requirements (including payment of any necessary fees). To Infinity’s knowledge, all issued patents within the Infinity Patent Rights, and each and every claim set forth therein, are in full force and effect and are valid and enforceable; and

(n) All current and former employees and paid consultants (in the case of academic consultants, those acting outside the scope of their academic affiliation) of Infinity and its Affiliates who are or have been substantively involved in the conception, design, review, evaluation, reduction to practice, or development of Infinity Know-How and Infinity Patent Rights or any FAAH Product have executed written contracts or are otherwise obligated to protect the confidential status and value thereof and to vest in Infinity exclusive ownership of the Infinity Know-How, Infinity Patent Rights and the FAAH Products.

Section 8.6 Enforceability; Rights. Infinity and Purdue each represents and warrants to the other Party that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. Infinity and Purdue each further represents and warrants to the other Party that neither the representing Party nor any of its Affiliates is a party to or otherwise bound by any oral or written contract or agreement that will result in any other Person obtaining any interest in, or that would give to any other Person any right to assert any claim in or with respect to, any of the representing Party’s rights under this Agreement.

Section 8.7 Compliance with Law. Each Party shall, and shall ensure that its Affiliates and Sublicensees shall, comply with all relevant Laws in exercising their rights and fulfilling their obligations under this Agreement.

Section 8.8 Regulatory Matters. Infinity hereby represents and warrants the following to Purdue as of the Effective Date:

(a) Infinity has provided or made available, when requested by Purdue to conduct its due diligence review, any and all documents and communications in its possession from and to the FDA or any other Governmental Authority, or prepared by the FDA or any other Governmental Authority, related to any FAAH Product, that may bear on compliance with the requirements of the FDA or any other Governmental Authority, including any notice of inspection, inspection report, warning letter, deficiency letter, or similar communication;

(b) Neither Infinity nor any of its Affiliates has received, with respect to any FAAH Product, any oral or written communication (including any warning letter, untitled letter, or similar notices) from the FDA and, to Infinity’s knowledge, there is no action pending or threatened (including any prosecution, injunction, seizure, civil fine, suspension or recall), in each case alleging that with respect to any FAAH Product, Infinity or any of its Affiliates is not currently materially in compliance with any and all applicable Laws implemented by the FDA. Neither Infinity nor any of its Affiliates has received any written notice from any Governmental Authority claiming that the research, development, manufacture, use, offer for sale, sale, or import of any FAAH Product is not in material compliance with all applicable Laws and permits, except where the failure to so comply would not have a material adverse effect on the business of Infinity and its Affiliates taken as a whole;

(c) To Infinity’s knowledge, none of Infinity, any of its Affiliates or any of their respective officers, employees or agents has made, with respect to any FAAH Product, an untrue statement of a material fact to the FDA or other Governmental Authority or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Authority;

(d) There are no pending, abandoned, withdrawn, or rejected INDs or NDAs for any FAAH Product;

(e) Neither Infinity nor any of its Affiliates has Commercialized any pharmaceutical product anywhere in the world; and

(f) To Infinity’s knowledge, all testing and research of FAAH Products by or on behalf of Infinity and its Affiliates has been conducted in compliance with GMP, GCP and GLP applicable and required at the time such activity was performed.

Section 8.9 Debarment. Except as disclosed to the other Party, each Party represents and warrants to such other Party, as of the Effective Date, that none of the representing Party, its Affiliates, or any employee of the representing Party or its Affiliates, in each case who is likely to perform Development activities under this Agreement or in support of the Regulatory Approvals, have ever been:

(a) debarred, or proposed to be debarred under Section 306(a) or 306(b) of the United States Federal Food, Drug and Cosmetic Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder, or under 42 U.S.C. Section 1320-7;

(b) sanctioned by, suspended, debarred, excluded or otherwise ineligible to participate in any federal or state health care program, including Medicare and Medicaid or in any federal procurement or non-procurement programs; or

(c) charged with or convicted of any felony or misdemeanor under 42 U.S.C. Section 1320a-7(a) or 42 U.S.C. Section 1320a-7(b)(1)-(3), or otherwise proposed for exclusion.

Each Party will immediately inform the other Party, but in no event later than five (5) Business Days, if such Party becomes aware that such Party, any of its Affiliates, or any employee of such Party or any of its Affiliates, in each case performing Development activities under this Agreement or in support of the Regulatory Approvals, is not in compliance with any of the representations set forth in clauses (a) through (c) on or after the Effective Date.

Section 8.10 Additional Infinity Representations and Warranties. Infinity hereby represents and warrants the following to Purdue as of the Effective Date that:

(a) Infinity has not received written notice from any Third Party that the conduct of Infinity’s business infringes or misappropriates the intellectual property rights owned by any Third Party, except as would not have a material adverse effect on Purdue’s rights hereunder; and

(b) Infinity is in material compliance with all its obligations under each collaboration and license agreement to which it is a party, and Infinity has not received written notice from any other party to any such agreement that Infinity is in breach of its obligations under such agreement.

Section 8.11 Key Executives Provisions.

(a) Infinity represents and warrants to Purdue that, as of the Effective Date, each of the Key Executives has signed Infinity’s standard invention assignment, non-competition and non-solicitation agreement, in substantially the form provided to Purdue or its Affiliate.

(b) Infinity shall (i) use Commercially Reasonable Efforts to retain the services of each of the Key Executives during the Research Program Term; provided, however, that Infinity may terminate such services for cause or for any reason beyond the control of Infinity, including such Key Executive’s death, disability, illness or voluntary resignation; (ii) use Commercially Reasonable Efforts to allocate adequate time of the Key Executives to work on the Research Program; and (iii) in determining the incentive compensation for each of the Key Executives, take into consideration, in addition to other factors Infinity deems relevant, the success of the Research Program and such Key Executive’s role in such success.

(c) Infinity shall notify Purdue promptly if it has knowledge or becomes aware that any Key Executive plans to resign or otherwise will not be retained by Infinity, whether due to the decision of Infinity or such Key Executive, or if Infinity is in active consideration of termination of a Key Executive.

Section 8.12 Additional Purdue Representations and Warranties. Purdue hereby represents and warrants to Infinity that, as of the Effective Date, Purdue Pharma L.P. and MICL are Affiliates of Purdue.

Section 8.13 No Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN OR IN THE SECURITIES PURCHASE AGREEMENT OR LINE OF CREDIT AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

ARTICLE IX

INDEMNIFICATION, LIMITATION ON LIABILITY AND INSURANCE

Section 9.1 Indemnification.

(a) Purdue. Purdue shall indemnify and hold harmless Infinity and its Affiliates and their respective directors, officers, employees and agents (the “Infinity Indemnified Parties”) from and against any losses, costs, damages, fees or expenses (“Losses”) arising out of (i) any Third Party claims resulting from the breach by Purdue of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) any Third Party claims resulting from any negligent act or omission or willful misconduct of any Purdue Indemnified Party or any Sublicensee or Service Provider of Purdue, in performing Purdue’s obligations or exercising Purdue’s rights under this Agreement, or (iii) except to the extent set forth in the Supply Agreement, any Third Party claim of personal injury or other product liability resulting from FAAH Products Commercialized by Purdue or its Affiliates or Sublicensees in the Territory. Notwithstanding the foregoing, Purdue shall not be responsible for the indemnification of any Infinity Indemnified Party to the extent that the Losses of such Infinity Indemnified Party were caused by: (A) the negligence or willful misconduct of such Infinity Indemnified Party, or (B) any breach by Infinity of its representations, warranties, covenants or obligations pursuant to this Agreement.

(b) Infinity. Infinity shall indemnify and hold harmless Purdue and its Affiliates and their respective directors, officers, employees and agents (the “Purdue Indemnified Parties”) harmless from and against any Losses arising out of (i) any Third Party claims resulting from the breach by Infinity of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (ii) any Third Party claims resulting from any negligent act or omission or willful misconduct of any Infinity Indemnified Parties or any Sublicensee or Service Provider of Infinity, in performing Infinity’s obligations or exercising Infinity’s rights under this Agreement, or (iii) except to the extent set forth in the Supply Agreement, any Third Party claim of personal injury or other product liability resulting from Opt-Out Products Commercialized by Infinity or its Affiliates or Sublicensees in the Territory. Notwithstanding the foregoing, Infinity shall not be responsible for the indemnification of any Purdue Indemnified Party: (A) to the extent that the Losses of such Purdue Indemnified Party were caused by the negligence or willful misconduct of such Purdue Indemnified Party, or (B) to the extent that the Losses of such Purdue Indemnified Party were caused by any breach by Purdue of its representations, warranties, covenants or obligations pursuant to this Agreement.

(c) Procedure. A Person entitled to indemnification under this Section 9.1 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a Third Party claim as provided in this subsection shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided further, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

(d) Allocation. In the event a claim is based partially on an indemnified claim and partially on a non-indemnified claim or based partially on a claim indemnified by one Party and partially on a claim indemnified by the other Party, any payments in connection with such claims shall be apportioned between the Parties in accordance with the degree of cause attributable to each Party.

(e) Nothing in this Article IX will act to negate any obligation under common law of either Party to mitigate damages with respect to any Third Party claim for which such Party is seeking indemnification from the other Party hereunder.

Section 9.2 Limitation on Liability.

(a) EXCEPT WITH RESPECT TO A BREACH OF ARTICLE VI AND EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, MULTIPLE OR PUNITIVE DAMAGES, COSTS OR EXPENSES (INCLUDING LOST PROFITS, LOST REVENUES AND/OR LOST SAVINGS), ARISING OUT OF THIS AGREEMENT OR RELATING TO ANY BREACH OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, COSTS OR EXPENSES.

Section 9.3 Insurance. Each Party shall use reasonable efforts to maintain insurance, including product liability insurance, with respect to its activities hereunder, in an amount and coverage reasonably appropriate for a company comparable to such Party. Either Party may satisfy its obligations under this Section 9.3 through self-insurance to the same extent. The foregoing coverage shall continue during the Term and for a period of six (6) years thereafter.

ARTICLE X

TERM AND TERMINATION

Section 10.1 Term. This Agreement shall become effective as of the Effective Date and, unless terminated in the manner set forth in this Article X, shall remain in full force and effect until the Parties have no further obligations to each other hereunder (the “Term”).

Section 10.2 Termination.

(a) Termination For Material Breach.

(i) Subject to Section 10.2(a)(ii), either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event that the other Party (the “Breaching Party”) shall have materially breached or defaulted in the performance of any of its obligations under this Agreement. The Breaching Party shall have sixty (60) days (thirty (30) days in the event of non-payment)

after written notice thereof was provided to the Breaching Party by the non-Breaching Party to remedy such default. Any such termination shall become effective at the end of such sixty (60)-day period (thirty (30)-day period for non-payment) unless the Breaching Party has cured any such breach or default prior to the expiration of such sixty (60)-day period (thirty (30)-day period for non-payment).

(ii) In the event a Party gives notice to the Breaching Party pursuant to Section 10.2(a)(i) as a result of a material breach (or alleged material breach) by the Breaching Party and, on or before the end of the cure period therefor set forth above, either Party has requested an arbitration pursuant to Section 11.2 in which the Breaching Party is in good faith disputing such basis for termination pursuant to Section 10.2(a)(i), then this Agreement shall not terminate unless and until such arbitrators issue a final ruling or award upholding such basis for termination (or unless and until the Breaching Party is no longer disputing such basis in good faith, if earlier).

(b) Termination for Breach of the Line of Credit Agreement. Infinity may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement in the event of a breach by either Lender of its obligation to make all or any portion of a Line of Credit Loan (as defined in the Line of Credit Agreement) to Infinity in accordance with Section 2.1(a) of the Line of Credit Agreement, as the same may be amended and in effect from time to time.

(c) Termination Upon Change of Control of Infinity. If for any reason a Change in Control occurs, then (i) Infinity shall notify Purdue in writing of such event, which notice shall be given no later than the earlier of (A) the public announcement that such Change of Control has occurred or (B) the consummation of such Change of Control (or, if such Change of Control is intended to be consummated in multiple stages, upon the consummation of the first such stage) and (ii) Purdue may elect to terminate this Agreement with immediate effect by giving written notice to Infinity, which notice shall be given no later than ninety (90) days after Purdue’s receipt of the notice from Infinity pursuant to subclause (i) of this Section 10.2(c).

(d) Termination For Bankruptcy. This Agreement may be terminated, prior to the expiration of the Term, immediately by either Party upon written notice to the other Party in the event that such other Party (a) applies for, consents to, becomes the subject of the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (b) makes a general assignment for the benefit of its creditors, (c) commences a voluntary case under the U.S. Bankruptcy Code or any counterpart thereof outside the United States, or (d) becomes the subject of an involuntary case under the U.S. Bankruptcy Code or similar insolvency proceeding, which case or proceeding has not been dismissed or otherwise stayed within ninety (90) days.

Section 10.3 Effect of Termination.

(a) Termination By Infinity Under Sections 10.2(a), (b) or (d) or by Purdue under Section 10.2(c). Without limiting any other legal or equitable remedies that a Party may have, if this Agreement is terminated by Infinity in accordance with Section 10.2(a), (b) or (d) , then the following provisions shall apply:

(i) All rights and licenses granted to Purdue hereunder shall immediately terminate and be of no further force and effect;

(ii) the covenant not to sue granted to Infinity pursuant to Section 4.3 shall remain in effect;

(iii) the license granted to Infinity pursuant to Section 4.4 shall remain in effect and automatically be expanded to include the Commercialization of FAAH Products and Opt-Out Products anywhere in the world;

(iv) the royalty obligations of Infinity under Section 5.3 shall remain in effect, but shall be reduced by fifty percent (50%);

(v) Purdue shall have no further obligation to provide Research and Development Funding pursuant to Section 5.1;

(vi) Purdue shall assign to Infinity all Product Trademarks, and all domain names incorporating any Product Trademark or any variation or part of any such Product Trademark as its URL address or any part of such address; and

(vii) Purdue shall transfer or assign to Infinity all Regulatory Approvals and regulatory documentation and other technical and other information or materials in Purdue’s or its Affiliates’ Control that are necessary or useful for the Development, Manufacture and Commercialization of FAAH Products and Opt-Out Products.

(b) Termination by Purdue Under Section 10.2(a) and (d). Without limiting any other legal or equitable remedies that Purdue may have, if Purdue terminates this Agreement in accordance with Section 10.2(a) or (d), then the following provisions shall apply:

(i) all licenses granted by Infinity to Purdue under Section 4.1 hereunder shall remain in effect;

(ii) all rights and licenses granted by Purdue to Infinity under Sections 4.3 and 4.4 shall immediately terminate and be of no further force and effect; provided, however, that the provisions of Section 4.3 shall remain in effect solely with respect to activities that occurred prior to such termination;

(iii) Purdue shall have no further obligation to provide Research and Development Funding pursuant to Section 5.1; and

(iv) the royalty obligations of Purdue under Section 5.2 shall remain in effect, but shall be reduced by fifty percent (50%).

(c) Termination by Purdue Under Section 10.2(c). Without limiting any other legal or equitable remedies that Purdue may have, if Purdue terminates this Agreement in accordance with Section 10.2(c), then the following provisions shall apply:

(i) all licenses granted by Infinity to Purdue under Section 4.1 shall immediately terminate and be of no further force and effect; provided, however, that the provisions of Section 4.1 shall remain in effect solely with respect to FAAH Products being Commercialized in the Territory as of the effective date of such termination (a “Retained Purdue Product”);

(ii) the covenant not to sue granted to Infinity pursuant to Section 4.3 shall remain in effect;

(iii) the license granted to Infinity pursuant to Section 4.4 shall remain in effect and automatically be expanded to include the Commercialization of Opt-Out Products anywhere in the world, other than Retained Purdue Products;

(iv) Purdue shall have no further obligation to provide Research and Development Funding pursuant to Section 5.1;

(v) the royalty obligations of Purdue under Section 5.2 shall remain in effect with respect to Retained Purdue Products;

(vi) the royalty obligations of Infinity under Section 5.3 shall remain in effect with respect to Opt-Out Products;

(vii) except with respect to Retained Purdue Products, Purdue shall assign to Infinity all Product Trademarks, and all domain names incorporating any Product Trademark or any variation or part of any such Product Trademark as its URL address or any part of such address;

(viii) except with respect to Retained Purdue Products, Purdue shall transfer or assign to Infinity all Regulatory Approvals and regulatory documentation and other technical and other information or materials in Purdue’s or its Affiliates’ Control that are necessary or useful for the Development, Manufacture and Commercialization of Opt-Out Products; and

(ix) any supply agreement for FAAH Products being Commercialized by Purdue shall remain in full force and effect.

Section 10.4 No Liability. Without limiting either Party’s right to damages for any breach of this Agreement, neither Infinity nor Purdue will incur any liability to the other by reason of the termination of this Agreement as provided herein, whether for loss of goodwill, anticipated profits or otherwise, and Infinity and Purdue will accept all rights granted and all obligations assumed hereunder, including those in connection with such termination in full satisfaction of any claim resulting from such termination.

Section 10.5 Survival. Termination or relinquishment of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of either Party prior to such termination or relinquishment, and such termination or relinquishment will not relieve either Party from obligations which are (a) expressly stated to survive termination of this Agreement, (b) set forth in Sections 4.6, 4.9, 5.6, 5.7, 5.8, 7.1, 8.13, 10.3, 10.4, 10.5 and Articles

VI, IX and XI, which obligations shall survive termination of this Agreement, and (c) solely with respect to Joint Patent Rights, but with respect to each country in the world, Sections 7.2, 7.3 and 7.5, which shall also survive.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1 Governing Law. This Agreement, including the interpretations, performance, enforcement, breach or termination thereof and any remedies relating thereto will be construed and enforced in accordance with and governed by the internal Laws of the State of New York, without regard to the conflicts of laws provisions thereof. The provisions of the United Nations Convention on Contracts for the International Sale of Goods, the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”) and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980, shall not apply to this Agreement or any subject matter hereof.

Section 11.2 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be resolved as follows:

(a) the Executive Officers of both Parties shall meet to attempt to resolve such dispute.

(b) If the Executive Officers cannot resolve such dispute within thirty (30) (twenty (20) days in the event of non-payment) days after either Party requests such a meeting in writing, then upon written notice by either Party to the other Party, such dispute, controversy or claim shall be finally resolved by binding arbitration conducted in the English language in New York, New York, USA under the Commercial Arbitration Rules of the American Arbitration Association by three (3) arbitrators. Each Party shall be entitled to appoint one (1) arbitrator. The Parties shall appoint their respective arbitrators within thirty (30) days after submission for arbitration. The two (2) arbitrators so appointed shall agree on the appointment of the third (3rd) arbitrator from the list of arbitrators maintained by the American Arbitration Association. If the Parties’ appointed arbitrators shall fail to agree, within thirty (30) days from the date both Parties’ arbitrators have been appointed, on the identity of the third (3rd) arbitrator, then such arbitrator shall be appointed by the appropriate administrative body of the American Arbitration Association.

(c) Within ten (10) days of appointment of the full arbitration panel, the Parties shall exchange their final proposed positions with respect to the matters to be arbitrated, which shall approximate as closely as possible the closest positions of the Parties previously taken in the negotiations. Within thirty (30) days of appointment of the arbitration panel, each Party shall submit to the arbitrators a copy of the proposed position which it previously delivered to the other Party, together with a brief or other written memorandum supporting the merits of its proposed position. The arbitration panel shall promptly convene a hearing, at which time each Party shall have one (1) hour to argue in support of its proposed position. The Parties will not call any witnesses in support of their arguments.

(d) The arbitration panel shall select either Party’s proposed position on the issue as the binding final decision to be embodied as an agreement between the Parties. In making their selection, the arbitrators shall not modify the terms or conditions of either Party’s proposed position; nor will the arbitrators combine provisions from both proposed positions. In the event the arbitrators seek the guidance of the law of any jurisdiction, the law of the State of New York shall govern.

(e) The arbitrators shall make their decision known to the Parties as promptly as possible by delivering written notice of their decision to both Parties. Such written notice need not justify their decision. The Parties will execute any and all papers necessary to obligate the Parties to the position selected by the arbitration Panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction.

(f) The Parties will bear their own costs in preparing for the arbitration. The costs of the arbitrators will be equally divided between the Parties.

(g) Notwithstanding anything to the contrary in this Section 11.2, if either Party in its sole judgment believes that any such breach of this Agreement could cause it irreparable harm, such Party (i) will be entitled to seek equitable relief in order to avoid such irreparable harm, and (ii) will not be required to follow the procedures set forth in Section 11.2(a)-(f) with respect to seeking such relief.

Section 11.3 Assignment. This Agreement (including any rights or obligations hereunder) may not be assigned or otherwise transferred by either Party, in whole or in part, without the express prior written consent of the other Party, except that (a) Purdue may assign or transfer this Agreement or its rights and obligations hereunder, in whole or in part, without Infinity’s consent to (i) an Affiliate of Purdue; provided, that, such assignment by Purdue will not relieve Purdue of its obligations to Infinity under this Agreement, (ii) any assignee of all or substantially all of Purdue’s business, or (iii) the successor of the relevant portion of Purdue’s business by reason of merger, consolidation, sale of all or substantially all of its assets or any similar transaction, and (b) Infinity may assign or transfer this Agreement or its rights and obligations hereunder, in whole or in part, without the consent of Purdue to (i) an Affiliate of Infinity, provided such assignment by Infinity will not relieve Infinity of its obligations to Purdue under this Agreement, (ii) any assignee of all or substantially all of Infinity’s business, or (iii) the successor of the relevant portion of Infinity’s business by reason of merger, consolidation, sale of all or substantially all of its assets or any similar transaction. Any permitted successor or assignee of rights and/or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights and/or obligations. An assignment or transfer by a Party pursuant to this Section 11.3 will be binding upon and inure to the benefit of the Parties and their successors or assigns. No assignment or transfer will relieve either Party of its responsibility for the performance of any obligation prior to such assignment or transfer. No such assignment or transfer will be valid or effective unless performed in accordance with this Section 11.3. Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by either Party in connection with the sale or transfer of all or substantially all of the business of such Party or in connection with a merger, consolidation or similar transaction, the non-assigning Party shall not be provided with rights or access to Know-How or intellectual property rights of such assignee or the acquirer of such Party.

Section 11.4 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between Infinity and Purdue with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral, including the Prior Confidentiality Agreement. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed by each of the Parties.

Section 11.5 No Third Party Beneficiaries. This Agreement will be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns and no provision of this Agreement, express or implied, is intended to or will be deemed to confer upon Third Parties any right, benefit, remedy, claim, liability, reimbursement, claim of action or other right of any nature whatsoever under or by reason of this Agreement other than the Parties and, to the extent provided in Section 9.1, the Indemnified Parties. Without limitation, this Agreement will not be construed so as to grant employees of either Party in any country any rights against the other Party pursuant to the Laws of such country.

Section 11.6 Notices. All communications, notices, instructions and consents provided for herein or in connection herewith will be in writing and be sent to the address below and will be (a) given in person, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent by means of telex, facsimile or other means of wire transmission (with request for assurance of receipt in a manner typical with respect to communications of that type), or (d) sent by a reputable nationwide overnight courier service. Any such communication, notice, instruction or consent will be deemed to have been delivered: (w) on receipt if given in person; (x) three (3) Business Days after it is sent by registered or certified mail, return receipt requested; postage prepaid; (y) on the date of transmission if sent by telex, facsimile or other means of wire transmission (if such transmission is on a Business Day, otherwise on the next Business Day following such transmission); or (z) one (1) Business Day after it is sent via a reputable nationwide overnight courier service.

Notices to Infinity shall be addressed to:

Infinity Pharmaceuticals, Inc

780 Memorial Drive

Cambridge, Massachusetts 02139

USA

Telefacsimile: +1-617-453-1001

Attention: CEO

with copies to:

Infinity Pharmaceuticals, Inc

780 Memorial Drive

Cambridge, Massachusetts 02139

USA

Telefacsimile: +1-617-453-1001

Attention: General Counsel

and

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

USA

Telefacsimile: +1-617-526-5000

Attention: Steven D. Singer, Esq.

Notices to Purdue shall be addressed to:

Purdue Pharmaceutical Products L.P.

One Stamford Forum

201 Tresser Blvd.

Stamford, CT 06901-3431

USA

Telefacsimile:

Attention: Howard R. Udell, Executive Vice President, Chief Legal Officer

with a copy to:

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

USA

Telefacsimile: (212) 541-5369

Attention: Stuart D. Baker

provided, however, that if either Party will have designated a different address by notice to the other Party in accordance with this Section 11.6, then to the last address so designated.

Section 11.7 Force Majeure. Each Party will be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by a Force Majeure Event and the non-performing Party promptly provides written notice to the other Party of such inability and of the period for which such inability is expected to continue. Such excused performance will be continued so long as the condition constituting a Force Majeure Event continues and the non-performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, a “Force Majeure Event” means a condition caused by occurrences beyond the reasonable control of the Party affected, including an act of God, an act, pronouncement, war, an act of war, terrorism, insurrection, riot, civil commotion, epidemic, failure or default of public utilities or common carriers, labor strike, lockout, labor disturbance, embargo, fire, earthquake, flood, storm or like catastrophe. Notwithstanding the foregoing, nothing in this Section 11.7 will excuse or suspend the obligation of either Party to make any payment due under this Agreement.

Section 11.8 Relationship of the Parties; Independent Contractors. Except as set forth herein, neither Party will have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. No employee or representative of a Party will have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other obligation or liability on the other Party without said other Party’s approval or as provided in this Agreement. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship to the other Party under this Agreement will be that of independent contractor. This Agreement is not a partnership agreement and nothing in this Agreement will be construed to establish a relationship of partners or joint venturers between the Parties and it is expressly agreed that the relationship between Purdue and Infinity shall not constitute a partnership, joint venture, or agency. Neither Purdue nor Infinity shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

Section 11.9 No Strict Construction. This Agreement shall not be strictly construed against either Party.

Section 11.10 Headings. The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 11.11 No Implied Waivers; Rights Cumulative. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver, delay or the failure of any Party to enforce or exercise any term, condition or part of this Agreement at any time or in any one or more instances will not be deemed to be or construed as a waiver of the same or any other term, condition or part in any other situation, nor will it forfeit any rights, power or privilege to future enforcement thereof. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, whether under this Agreement or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

Section 11.12 Severability. Each of the provisions contained in this Agreement will be severable, and the unenforceability of one will not affect the enforceability of any others or of the remainder of this Agreement. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is invalid, illegal or unenforceable in any respect for any reason, the Parties will negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by Law.

Section 11.13 Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

Section 11.14 Expenses. Each Party will bear its own costs and expenses in connection with the negotiation and preparation of this Agreement and with respect to the transactions contemplated by this Agreement, including fees and disbursements of counsel, financial advisors and accountants.

Section 11.15 Interpretation. The definitions of the terms herein apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein will be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person will be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, except as expressly provided in this Agreement, (f) as applied to a Party, the word “will” shall be construed to have the same meaning and effect as the word “shall,” and (g) all references herein without a reference to any other agreement to Articles, Sections, Exhibits or Schedules will be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement.

Section 11.16 Performance by Affiliates. Any obligation of Infinity under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Infinity’s sole and exclusive option, either by Infinity directly or by any Affiliate of Infinity that Infinity causes to satisfy, meet or fulfill such obligation, in whole or in part. Any obligation of Purdue under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Purdue’s sole and exclusive option, either by Purdue directly or by any Affiliate of Purdue that Purdue causes to satisfy, meet or fulfill such obligation, in whole or in part. With respect to any particular action, the use of the words “Infinity will” also means “Infinity will cause” the particular action to be performed, and the use of the words “Purdue will” also means “Purdue will cause” the particular action to be performed. Each of the Parties guarantees the performance of all actions, agreements and obligations to be performed by any Affiliates of such Party under the terms and conditions of this Agreement.

Section 11.17 Further Assurances and Actions. Each Party, upon the request of the other Party, without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Strategic Alliance Agreement as of the Effective Date.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Q. Perkins
Name:	Adelene Q. Perkins
Title:	President and Chief Business Officer

PURDUE PHARMACEUTICAL PRODUCTS L.P.

By:	Purdue Pharmaceutical Products Inc., its general partner

By:	/s/ James J. Dolan
James J. Dolan
Senior Vice President,
Licensing and Business Development

[Execution Page]

Schedule A

Research Plan

[See FAAH Project provisions in the attached]

A-1

SCHEDULE A

Overall program budget

[**]

Totals
Hedgehog	[**]	[**]	[**]
FAAH	[**]	[**]	[**]
Early Pipeline	[**]	[**]	[**]

Total Investment	$50.3	$66.0	$84.2

SCHEDULE A

Hedgehog program

PROGRAM: IPI-926 / Hedgehog pathway BUDGETED* $: [**] BUDGETED FTE: [**]

KEY GOAL	2009 ACTIVITIES PLANNED IN SUPPORT OF GOAL
[**]

• [**]

[**]	• [**]
[**]

• [**]
[**]	• [**]

PROGRAM: IPI-926 / Hedgehog pathway BUDGETED* $: [**]    BUDGETED FTE: [**]

KEY GOAL	2009 ACTIVITIES PLANNED IN SUPPORT OF GOAL
[**]

• [**]

[**]	• [**]

[**]

SCHEDULE A

FAAH program

PROGRAM: FAAH                    BUDGETED* $: [**]        BUDGETED FTE: [**]

KEY GOAL	2009 ACTIVITIES PLANNED IN SUPPORT OF GOAL
[**]	• [**]

[**]	• [**]

[**]	• [**]

[**]	• [**]

[**]

SCHEDULE A

Discovery programs

KEY GOAL	2009 ACTIVITIES PLANNED IN SUPPORT OF GOAL
[**]	• [**]

[**]	• [**]

Schedule B

Press Release

Contacts: Investors Infinity Pharmaceuticals, Inc. Monique Allaire, 617-453-1105 Monique.Allaire@infi.com www.infi.com	Media Pure Communications, Inc. Sheryl Seapy 949-608-0841 Sheryl@purecommunicationsinc.com

INFINITY ANNOUNCES GLOBAL STRATEGIC ALLIANCE WITH PURDUE

PHARMA AND MUNDIPHARMA ENCOMPASSING INFINITY’S EARLY CLINICAL

AND DISCOVERY PROGRAMS

— Infinity Retains All U.S. Rights; Mundipharma Receives Ex-U.S. Commercialization Rights to

All Oncology Products under Alliance —

— Infinity to Receive Up to $75 Million Equity Investment, Access to $50 Million Line of Credit,

and Significant R&D Funding Over Multiple Years —

— Conference Call Being Held at 8:30 a.m. EST Today to Discuss Transaction —

CAMBRIDGE, Mass. – November 20, 2008 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today announced that it has entered into a global strategic alliance with Purdue Pharmaceutical Products L.P. and Mundipharma International Corporation Limited, focused on the research, development, and commercialization of Infinity’s early clinical and discovery programs, including IPI-926, Infinity’s novel inhibitor of the Hedgehog signaling pathway. Infinity expects that this alliance will enable it to aggressively pursue its goal of developing and commercializing its pipeline of innovative anti-cancer agents.

“Infinity’s mission is to discover, develop, and deliver to patients important medicines for the treatment of cancer,” said Steven H. Holtzman, chair and chief executive officer of Infinity. “This alliance with Purdue Pharma and Mundipharma provides Infinity with the financial resources and independence to continue our productive discovery efforts, to expand our clinical development capabilities, and to build our own organization to commercialize our products in the United States. In a nutshell, we have the opportunity to realize all aspects of our mission in a manner that we believe will create meaningful treatments for patients and meaningful value for our shareholders.”

“Purdue U.S., Purdue Canada, and Mundipharma companies in Europe and Asia have been expanding their therapeutic scope significantly in recent years,” said Jim Dolan, Senior Vice President of Licensing and Business Development for Purdue. “Mundipharma’s presence in oncology outside of the U.S. is now well-established, and we expect that the broad alliance with Infinity will give us the opportunity to bring to market a number of innovative, best-in-class treatments for cancer patients. In addition, this alliance will also build upon our core franchise in pain on a global basis, with FAAH, a potentially innovative new product for neuropathic pain.”

The alliance will focus on the advancement of Infinity’s early-stage clinical and discovery pipeline of novel, small molecule drug candidates. This pipeline includes IPI-926, Infinity’s potent inhibitor of the Hedgehog pathway. IPI-926 is being evaluated in a Phase 1 clinical study in patients with advanced solid tumors and has demonstrated significant anti-tumor activity in a number of preclinical models. Infinity’s pipeline also includes several earlier stage discovery programs, including a program directed to fatty acid amide hydrolase (FAAH), an emerging target for the treatment of neuropathic pain.

Infinity’s Hsp90 inhibitor program, comprising IPI-504 (retaspimycin hydrochloride), which is in an international Phase 3 registration trial for patients with refractory gastrointestinal stromal tumors (the RING trial), and IPI-493, Infinity’s oral candidate currently in a Phase 1 study in patients with advanced solid tumors, remains partnered with AstraZeneca and is excluded from this alliance. Infinity’s program targeting the Bcl family of proteins, which was transitioned to Novartis in February of 2008, is also excluded from this alliance.

“This relationship provides an incredible opportunity for Infinity by affording us access to the capital necessary to do what our R&D team does best: to discover and develop important new medicines for patients,” said Adelene Q. Perkins, president and chief business officer of Infinity. “It enables us to continue to operate nimbly while building upon and enhancing our culture of citizen ownership that we hold so dear.”

Details of the Transaction

Infinity Pharmaceuticals, Inc. has entered into a strategic alliance agreement with Mundipharma International Corporation Limited to develop and jointly commercialize pharmaceutical products. Under the terms of the strategic alliance agreements, Infinity will retain U.S. commercialization rights for all oncology products developed under these programs. Infinity is obligated to pay Mundipharma a royalty on U.S. sales of these products. Mundipharma has the right to commercialize these products outside of the United States, and is obligated to pay a royalty to Infinity on sales outside of the U.S. Infinity will direct and lead all oncology discovery and development efforts on a worldwide basis.

Purdue has made an equity investment of $45 million in Infinity through the purchase of four million shares of Infinity common stock at $11.25 per share, a 112% premium over the closing price of $5.29 on November 19, 2008. Subject to Infinity shareholder approval and other customary closing conditions, these entities have agreed to invest an additional $30 million in Infinity to purchase two million shares of Infinity common stock and warrants to purchase up to six million additional shares of Infinity common stock. The warrants may be exercised between the second closing date (expected to occur in January 2009) and June 30, 2012 at prices ranging from $15 to $40 per share.

In addition, upon the second closing, Purdue will make available to Infinity a $50 million line of credit for use by Infinity for any business purpose, with principal and accrued interest to be repaid by the tenth anniversary of the second closing.

Under the alliance, Mundipharma will participate in Infinity’s Hedgehog program as well as new Infinity discovery and development programs (subject to certain opt-out rights outlined below) for three years, with an ability to extend this right for two additional one-year terms. Mundipharma will fund the costs of these programs until the later of the start of the first Phase 3 trial for the program or December 31, 2013. If a program commences Phase 3 studies after December 31, 2013, Infinity and Mundipharma will share the costs of development equally.

The alliance will also encompass Infinity’s discovery program directed to FAAH. Purdue and Mundipharma will have the right to assume development of the FAAH program at the conclusion of Phase 1 clinical studies by funding the research and development costs of the program through approval and paying a royalty to Infinity on global net sales.

Finally, under the alliance, Infinity grants to Mundipharma an option, on set terms, to participate in programs that Infinity may in-license during the term. Mundipharma will have the right to opt-out of development of any particular program on an annual basis, with the first opt-out right becoming available in July 2009 for the Hedgehog and FAAH programs. If Mundipharma elects to opt-out of a program, it will be obligated to continue funding that program for an additional year, and have the right to receive royalties on future sales based on the stage of development of the program when the election to opt-out took place.

Conference Call and Webcast Information

Infinity management will hold a conference call to discuss the transaction today, Thursday, November 20, 2008 at 8:30 a.m. EST. Callers may participate in the call by dialing 1-877-419-6598 (domestic) or 1-719-325-4916 (international) five minutes prior to the start time. An archived version of the webcast will be available in the Investors/Media section of Infinity’s website at http://www.infi.com beginning by 5:00 p.m. EST on Thursday, November 20, 2008 through 5:00 p.m. EST on Wednesday, December 3, 2008.

Important Additional Information Will Be Filed with the SEC

Infinity plans to file with the United States Securities and Exchange Commission (SEC) and mail to its stockholders a proxy statement in connection with the transaction. The proxy statement will contain important information about Infinity, the transaction, and related matters. Investors and security holders are urged to read the proxy statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Infinity through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the proxy statement from Infinity by contacting Monique Allaire at Monique.Allaire@infi.com or 617-453-1015.

Infinity and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transaction described herein. Information regarding Infinity’s directors and executive officers is contained in Infinity’s Annual Report on Form 10-K for the year ended December 31, 2007 and its proxy statement dated April 10, 2008, which are filed with the SEC. As of October 31, 2008, Infinity’s directors and executive officers beneficially owned approximately 4,886,372 shares, or approximately 24 percent, of Infinity’s common stock. A more complete description will be available in the proxy statement.

About IPI-926

IPI-926 is a novel, proprietary inhibitor of the Hedgehog signaling pathway being evaluated in a Phase 1 clinical trial in patients with advanced solid tumors. IPI-926 is a derivative of the natural product cyclopamine that binds to and inhibits a key regulator of this pathway, the Smoothened receptor. The Hedgehog signaling pathway is normally active in regulating tissue and organ formation during embryonic development. However, abnormal activation of the Hedgehog pathway can lead to cancer and is believed to play a central role in allowing the proliferation and survival of several types of cancers, including pancreatic, prostate, lung, breast, and certain brain cancers. In preclinical models, IPI-926 has demonstrated significant anti-tumor activity and excellent pharmaceutical properties, including oral bioavailability, long plasma and tumor half-life, and dose-dependent inhibition of tumor growth, in a number of preclinical models.

About Fatty Acid Amide Hydrolase (FAAH)

Fatty acid amide hydrolase (FAAH) is an emerging target for the treatment of neuropathic pain. The enzyme FAAH degrades anandamide, which is an endogenous cannabinoid that produces an analgesic effect in response to pain. FAAH inhibition increases the duration of anandamide’s analgesic effect, prolonging pain relief at the site of release. Infinity’s FAAH inhibitor program is in lead optimization; the company expects to select a clinical candidate by early 2009.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative cancer drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for the treatment of cancer and related conditions. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging cancer pathways. Infinity’s two most advanced programs in Hsp90 inhibition and Hedgehog signaling pathway inhibition are evidence of its innovative approach to oncology drug discovery and development. For more information on Infinity, please refer to the company’s website at http://www.infi.com.

Safe Harbor For Forward-Looking Statements

Statements in this press release regarding the proposed transaction between Infinity and Purdue Pharmaceutical Products L.P., Mundipharma International Corporation Limited, including, without limitation, the expected timetable for completing the transaction, the expected financial and operational benefits of the transaction, Infinity’s estimate of research and development payments to be made by Mundipharma over the next five years, the availability of the line of credit and any other statements about the parties’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “may,” “will,” “would,” “intends,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: For example, there can be no guarantee that the strategic alliance will continue for its full term or that Purdue and Mundipharma will continue to fund Infinity’s programs as agreed; that the parties will successfully discover, develop or commercialize products under the alliance; or that Infinity will satisfy the conditions to the closing of the second equity investment, including obtaining the necessary stockholder approval and clearance under the Hart-Scott-Rodino Act. In particular, Infinity’s management’s expectations could be affected by risks and uncertainties relating to a failure of stockholders to approve the second equity investment; a failure of Infinity and/or Mundipharma to fully perform under the alliance agreement and/or an early termination of the alliance agreement; results of clinical trials and preclinical studies that are the subject of the strategic alliance, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food & Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites, and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures; Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing; and the other factors described in Infinity’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as filed with the SEC on November 5, 2008, and other filings that Infinity makes with the SEC from time to time. Infinity disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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